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     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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AMETEK, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2004
Annual Meeting

Proxy Statement

Annual Financial Information
and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 18, 2004
2:00 p.m. Eastern Daylight Time
J. P. Morgan Chase & Co.
11th Floor Conference Center
270 Park Avenue
New York, NY 10017

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the 2004 Annual Meeting of Stockholders of AMETEK, Inc. The following items of business will be discussed during the Annual Meeting:

1.	Re-election of two directors: Lewis G. Cole and Charles D. Klein, each for a term of three years;

2.	Authorization and approval of an amendment to the Certificate of Incorporation increasing authorized shares of Common Stock from 100,000,000 to 200,000,000;

3.	Ratification of the appointment of Ernst & Young LLP as independent auditors for 2004;

4.	Transaction of any other business properly brought before the Annual Meeting.

Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement.

Please refer to your proxy card for specific proxy voting instructions or visit our Web site at www.ametek.com for general questions and answers about proxy voting.

We have included the detailed annual financial information relating to our business and operations in Appendix B to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic “turnout” would save your Company significant return-postage fees.

On behalf of the management and directors of AMETEK, Inc., I thank you for your continued support and confidence. I look forward to seeing you at the Annual Meeting.

Sincerely,

Frank S. Hermance
Chairman of the Board
and Chief Executive Officer

Dated:	Paoli, Pennsylvania
April 7, 2004

Principal executive offices

37 North Valley Road
Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

PROXY STATEMENT

SOLICITATION OF PROXIES

The Board of Directors of AMETEK, Inc. (AMETEK) solicits the accompanying proxy for use at the Annual Meeting of Stockholders to be held on May 18, 2004, and at any and all adjournments thereof.

AMETEK has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for a fee of $7,500, plus reasonable expenses. AMETEK will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of Common Stock. The above Notice of Annual Meeting, this Proxy Statement, and the proxy card with voting instructions were distributed on or about April 7, 2004.

VOTING RIGHTS

Stockholders as of the close of business on March 26, 2004 (the Record Date) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. As of the Record Date, 67,243,716 shares of AMETEK’s Common Stock were issued and outstanding. In addition, AMETEK held 2,093,690 issued shares in its treasury, which cannot be voted. A majority of the outstanding shares of Common Stock, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. A stockholder who is present or represented by proxy at the Annual Meeting and who abstains from voting, and broker non-votes (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum but will not be counted as votes for or against the proposals. A stockholder may revoke a proxy any time before the Annual Meeting. If a proxy is properly submitted and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the stockholder submits the proxy without making selections, the proxy will be voted in favor of the election as directors of those nominees listed on the following page, in favor of the amendment to the Certificate of Incorporation, and in favor of the appointment of independent auditors.

You will receive separate proxy mailings if you own shares independently and have shares credited to your account under the AMETEK Retirement and Savings Plan, the AMETEK 401(k) Plan for Acquired Businesses or the Solidstate Controls, Inc. Hourly Employees’ (CWA) Retirement Plan, held in custody by the trustee. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. In addition, you will receive more than one proxy card if your shares are in more than one account or are not all under the same registration in AMETEK stock records. To ensure that all your shares are counted, please vote all proxies online, by telephone, by mail, or in person at the Annual Meeting.

Representatives of American Stock Transfer & Trust Company will tabulate the votes and act as inspectors of election.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless we have received contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder residing at such an address wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. You also can request householding, if you receive multiple copies of our annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.

PROPOSALS TO BE VOTED UPON

1. Election of Directors

Nominees for re-election this year are Lewis G. Cole and Charles D. Klein. Both have consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any director is unable to stand for re-election, shares represented by proxies may be voted for a substitute director.

Your Board of Directors Recommends a Vote FOR All Nominees.

2. Amendment to Certificate of Incorporation Increasing Authorized Shares of Common Stock

Pursuant to Article FOURTH, Section 1 of its Amended and Restated Certificate of Incorporation, as amended, the Company is presently authorized to issue 100,000,000 shares of Common Stock with a par value of $.01 per share. On February 27, 2004, the Company effected a two-for-one stock split of its Common Stock but did not at that time increase the authorized number of shares of Common Stock. Accordingly, it is proposed to amend Section 1 of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company to read as follows in order to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares of Common Stock:

“FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 205,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.”

At March 26, 2004, there were 67,243,716 shares of Common Stock issued and outstanding and 8,367,084 shares were reserved for issuance pursuant to the Company’s stock incentive plans.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock. The increase in authorized shares will provide flexibility with respect to future transactions, including acquisitions of other businesses, so the Company will have the option to use its common stock (or securities convertible into or exercisable for common stock) as consideration (rather than cash) for future growth, financing transactions, stock splits and other corporate purposes. The additional shares will enable the Company to avoid the time-consuming and costly need to hold a special meeting of stockholders in every case. The Board of Directors believes that, in the future, occasions may arise when the time required to obtain stockholder approval might adversely delay the Company’s ability to enter into a desirable transaction or deny it the flexibility to facilitate the effective use of its securities. Authorized but unissued shares of Common Stock may be used by the Company from time to time, as appropriate and opportune situations arise.

Stockholders of the Company will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Common Stock, except as may be required by law or applicable New York Stock Exchange rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the New York Stock Exchange, the Board of Directors has the sole discretion to issue additional shares of Common Stock on such terms and for such consideration as may be determined by the Board of Directors. The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of the present stockholders of the Company.

The affirmative vote of holders of a majority of all outstanding shares of Common Stock of the Company entitled to vote thereon at this meeting is required in order for the proposed amendment to the Certificate of Incorporation to be adopted. The Board of Directors believes that it would be in the best interests of the Company to amend Article FOURTH, Section 1 of the Certificate of Incorporation to give effect to this proposal.

Your Board of Directors recommends a Vote FOR this Proposal.

3. Appointment of Independent Auditors

The Audit Committee has appointed the firm of Ernst & Young LLP as AMETEK’s independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP, and its predecessor, has served as AMETEK’s independent auditors since AMETEK’s incorporation in 1930, and the Audit Committee recommends ratification of such appointment by the stockholders. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

For information concerning Ernst & Young LLP fees and services, see “Independent Auditor Information” on page 9 of this Proxy Statement.

Your Board of Directors Recommends a Vote FOR this Proposal.

4. Other Matters

At the time of this mailing, the Board of Directors is unaware of any matters that may come before the Annual Meeting other than those set forth above. However, your proxy confers discretionary authority to the Board of Directors to vote on any other business that may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

ELECTION OF DIRECTORS

The AMETEK Board of Directors consists of eight members. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Stockholders.

The Board has affirmatively determined that each of Mr. Cole, Mr. Friedlaender, Mr. Gordon, Mr. Klein, Mr. Malone, Mr. Steinmann, and Ms. Varet has no material relationship with AMETEK (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of our Corporate Governance Guidelines. The standards for independence in our Corporate Governance Guidelines are consistent with the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines are available on our Investors Web site at www.ametek.com/investors and are available in printed form, free of charge, to any stockholder who requests them by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286).

On July 22, 2003, the Board of Directors approved a retirement policy for AMETEK’s Board of Directors that prohibits a director from standing for re-election following his or her 75th birthday.

Except as indicated below, each director has had the principal occupation described below for at least the last five years.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2007:

LEWIS G. COLE Director since 1987	Partner, Stroock & Stroock & Lavan LLP, Attorneys. Age 73.

CHARLES D. KLEIN Director since 1980	A Managing Director of American Securities Capital Partners, LLC and an executive officer of several affiliated entities. Age 65.

Class II: Directors whose terms continue until 2005:

SHELDON S. GORDON Director since 1989	Chairman of Union Bancaire Privée International Holdings, Inc. and affiliated entities. Director of the Holland Balanced Fund, Union Bancaire Privée and Gulfmark Offshore, Inc. Age 68.

FRANK S. HERMANCE Director since 1999	Chairman of the Board and Chief Executive Officer of AMETEK since January 2001. President and Chief Executive Officer from September 1999 to January 2001. President and Chief Operating Officer from November 1996 to September 1999. Director of IDEX Corporation since January 2004. Age 55.

DAVID P. STEINMANN Director since 1993	A Managing Director of American Securities, L.P. and an executive officer of several affiliated entities. Age 62.

Class III: Directors whose terms continue until 2006:

HELMUT N. FRIEDLAENDER Director since 1955	Private investor. Age 90.

JAMES R. MALONE Director since 1994	Founder and Managing Partner of Qorval LLC since May 2003. Founder and Managing Director of Bridge Associates LLC from June 2000 to May 2003. Chairman of the Board and Chief Executive Officer of Health-Mor Industries from May 1996 to February 2004. Chairman of the Board of Anchor Resolution Corp. (formerly Anchor Glass Container Corp.). Partner and Managing Director of Rhone Group LLC from July 1998 to August 1999. Chairman of the Board of Intek Capital Corp. Director of AmSouth Bank N.A. Age 61.

ELIZABETH R. VARET Director since 1987	A Managing Director of American Securities, L.P. and chairman of the corporate general partner of several affiliated entities. Age 60.

BOARD COMMITTEES

The AMETEK Board Committees include Audit, Compensation, Corporate Governance/Nominating, and Pension Investment. Those four Committees are comprised of independent directors as defined in the New York Stock Exchange listing standards. Members of the Audit Committee satisfy additional independence requirements under Securities and Exchange Commission regulations that pertain to audit committees. AMETEK also has an Executive Committee that consists of four directors and has limited powers to act on behalf of the Board whenever the Board is not in session. In 2004, responsibilities formerly addressed by the Stock Option Committee were assumed by the Compensation Committee, and the Nominating Committee was renamed the Corporate Governance/Nominating Committee. The descriptions of the Committees below reflect recently adopted changes to the Audit Committee Charter and the recent adoption of Charters for the Compensation and Corporate Governance/Nominating Committees. The Charters of the Audit, Compensation, and Corporate Governance/Nominating Committees are available on our Investors Web site at www.ametek.com/investors and are available in printed form, free of charge, to any stockholder who requests them by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). A copy of the Audit Committee Charter also is included in this Proxy Statement as Appendix A.

The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate independent auditors and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in AMETEK’s Securities and Exchange Commission filings; oversees AMETEK’s compliance with legal and regulatory requirements; reviews the performance of AMETEK’s internal audit function; and meets separately with the independent auditors and AMETEK’s own internal auditors as often as deemed necessary or appropriate by the committee. In this regard, the Audit Committee discusses, where appropriate, AMETEK’s critical accounting estimates and any significant changes in AMETEK’s selection or application of accounting principles. For more information, see the Audit Committee Report on page 8.

Audit Committee Financial Expert. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Sheldon S. Gordon, is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations, and that he has accounting and related financial expertise as required by New York Stock Exchange listing standards.

The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the award of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans. For more information, see the Compensation Committee Report on page 16.

The Corporate Governance/Nominating Committee selects, subject to ratification by the Board, nominees for election as directors, and recommends a director to serve as Chairperson of the Board. The Corporate Governance/Nominating Committee also recommends to the Board of Directors the responsibilities of Board committees and each committee’s membership; oversees the annual evaluation of the Board and the Audit and Compensation Committees; reviews and assesses the adequacy of AMETEK’s Corporate Governance Guidelines; recommends other corporate-governance-related matters for consideration by the Board; and reviews periodically the compensation of non-employee directors.

The Pension Investment Committee reviews administration of AMETEK’s retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans.

Committee membership as of the Record Date was as follows:

Audit	Compensation	Corporate Governance/Nominating
Sheldon S. Gordon, Chairman	Charles D. Klein, Chairman	James R. Malone, Chairman
Helmut N. Friedlaender	Sheldon S. Gordon	Helmut N. Friedlaender
James R. Malone	James R. Malone	Charles D. Klein
Elizabeth R. Varet

Pension Investment	Executive
Lewis G. Cole, Chairman	Frank S. Hermance, Chairman
Sheldon S. Gordon	Sheldon S. Gordon
James R. Malone	Charles D. Klein
David P. Steinmann	Elizabeth R. Varet

During 2003 there were six meetings of the Board of Directors, seven meetings of the Audit Committee, five meetings of the Compensation Committee, one meeting of the Stock Option Committee, two meetings of the Nominating Committee, five meetings of the Pension Investment Committee, and four meetings of the Executive Committee.

Board members are encouraged to attend our Annual Meeting of Stockholders. Seven of our eight directors attended our 2003 Annual Meeting.

CONSIDERATION OF DIRECTOR CANDIDATES

The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee considers and recommends to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. The Board also seeks members from diverse backgrounds with a reputation for integrity. In addition, directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to AMETEK. The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for director. There are no differences in the manner in which the Corporate Governance/ Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions should include the name and qualifications of the candidate, and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2005 Annual Meeting of Stockholders, a stockholder must submit materials relating to a suggested candidate no later than December 10, 2004. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above. The Corporate Governance/Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

COMMUNICATION WITH NON-MANAGEMENT DIRECTORS

The Board of Directors maintains a process for stockholders and other interested parties to communicate with the non-management directors. Any interested party may call or write to the non-management directors in the manner described on our Investors Web site at www.ametek.com/investors.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is included in this Proxy Statement as Appendix A.

The Audit Committee monitors and oversees AMETEK’s financial reporting process on behalf of the Board of Directors. AMETEK’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. Ernst & Young LLP, the independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed with management and Ernst & Young LLP the audited financial statements contained in AMETEK’s 2003 Annual Report on Form 10-K and included in Appendix B to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the Committee has discussed with Ernst & Young LLP their independence from management and AMETEK, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with their independence.

The Committee discussed with AMETEK’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s internal controls, and the overall quality of AMETEK’s financial reporting. The Committee held seven meetings during the fiscal year ended December 31, 2003, which included telephone meetings prior to quarterly earnings announcements.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee:
Sheldon S. Gordon, Chairman
Helmut N. Friedlaender
James R. Malone

March 26, 2004

INDEPENDENT AUDITOR INFORMATION

Fees billed to AMETEK by Ernst & Young LLP for services rendered in 2003 and 2002 totaled $1,458,000 and $1,207,000, respectively, and consisted of the following:

	2003	2002
Audit fees	$1,191,000	$957,000
Audit-related fees	77,000	55,000
Tax fees	184,000	192,000
All other fees	6,000	3,000

	$1,458,000	$1,207,000

The amounts shown for “Audit-related fees” include fees for employee benefit plan audits, consulting regarding compliance with new regulations affecting financial reporting and related disclosures, and due diligence reviews pertaining to business acquisitions. The amounts shown for “Tax fees” were for federal and state tax advice, acquisition tax planning, assistance with international tax compliance, and international tax consulting. The amounts shown for “All other fees” relate to online accounting research subscriptions.

COMPENSATION OF DIRECTORS

Mr. Hermance, AMETEK’s only employee director, receives no additional compensation for serving on the Board or its Committees. Non-employee directors receive $35,000 annually, except for the Audit Committee Chairman, who receives $45,000 annually. In addition, non-employee directors receive $2,500 for each of the six regular meetings of the Board of Directors they attend. There is no additional compensation for attending Committee meetings.

AMETEK sponsors a retirement plan for directors, under which each non-employee director who has at least three years of service as a director or officer of AMETEK and does not have a benefit under AMETEK’s retirement plan, receives an annual retirement benefit equal to 100% of the highest annual rate of Board fees during the director’s service with the Board. The benefit is reduced proportionately if the director has less than five years of service. Retirement benefits are paid from AMETEK’s general assets. Each non-employee director has accrued an annual retirement benefit of $50,000. This benefit is not available to persons who first became members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for directors, under which each non-employee director has an individual agreement that pays the director (or the director’s beneficiary in the event of the director’s death) an annual amount equal to 100% of the highest annual rate of compensation during the director’s service with the Board. The payments are made for ten years beginning at the director’s death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a director before becoming eligible for the benefit payable at the later of retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the directors. In addition, non-employee directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances.

STOCK OWNERSHIP

The following table shows the number of shares of AMETEK Common Stock the officers and directors beneficially owned as of February 9, 2004, adjusted to reflect the two-for-one stock split effective February 27, 2004.

	Amount of Shares and
	Nature of Ownership (1)
	Sole	Shared
	Voting	Voting
	and/or	and/or
	Investment	Investment	Right to			Percent
	Power	Power	Acquire	SERP		of
Name	(2)	(3)	(4)	(5)	Total	Class
R. W. Chlebek, Officer	25,136	—	11,250	12,832	49,218	*
L. G. Cole, Director	30,000	—	—	—	30,000	*
H. N. Friedlaender, Director	81,000	20,000	—	—	101,000	*
S. S. Gordon, Director	80,000	—	—	—	80,000	*
F. S. Hermance,
Director and Officer	240,442	80,000	767,442	65,121	1,153,005	1.7%
C. D. Klein, Director (6)	108,800	93,066	—	—	199,066	*
J. R. Malone, Director	40,000	—	—	—	40,000	*
J. J. Molinelli, Officer	136,382	—	287,102	25,159	448,643	*
A. J. Neupaver, Officer	64,440	—	225,000	24,291	313,731	*
D. P. Steinmann, Director (7)	61,400	395,888	—	—	455,288	*
E. R. Varet, Director (8)	95,000	959,674	—	—	1,054,674	1.6%
D. A. Zapico, Officer	19,052	—	35,606	2,708	57,366	*
Directors and Executive Officers as a Group (14 persons) including individuals named above	1,034,857	1,251,256	1,438,780	133,696	3,858,589	5.7%

*Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1)	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares held in the individual’s name, individually or with others, or in the name of a bank, broker or nominee for the individual’s account, where the officer or director has sole voting and/or investment power.

(3)	Other shares where the officer or director has shared voting and/or investment power.

(4)	Shares the officers have a right to acquire through stock option exercises within 60 days of February 9, 2004.

(5)	Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 21).

(6)	Includes 4,000 shares owned by Mr. Klein’s adult children either through a trust or a custodial relationship for which Mr. Klein’s wife is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 93,066 shares, as to 89,066 shares of which such power is shared with Mr. Steinmann and others.

(7)	Includes 14,848 shares of which 10,400 shares are owned by Mr. Steinmann’s wife and 4,448 shares are owned by Mr. Steinmann’s adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 395,888 shares, as to 208,306 shares of which such power is shared with Ms. Varet and others, and as to 89,066 shares of which such power is shared with Mr. Klein and others.

(8)	Includes 23,600 shares of which 20,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 3,600 shares are owned by Ms. Varet’s adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 959,674 shares, as to 208,306 shares of which such power is shared with Mr. Steinmann and others.

OTHER BENEFICIAL OWNERSHIP

The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 26, 2004, adjusted to reflect the two-for-one stock split effective February 27, 2004.

Name and Address of	Nature of Beneficial		Percent
Beneficial Owner	Ownership	Amount of Shares	of Class
Gabelli Funds LLC	Sole voting and
One Corporate Center	dispositive power (1)	1,090,000
Rye, NY 10580-1434

GAMCO Investors, Inc.	Sole voting power for
One Corporate Center	4,853,728 shares, and sole
Rye, NY 10580-1434	dispositive power (1)	5,071,228

Gabelli & Company, Inc.	Sole voting and dispositive
One Corporate Center	power (2)	800
Rye, NY 10580-1434

	TOTAL	6,162,028	9.2%

Wachovia Corporation	Sole voting power for
One Wachovia Center	3,914,882 shares and sole
Charlotte, NC 28288-0137	dispositive power for
	4,659,626 shares (3)	4,890,122	7.3%

(1)	Based on Schedule 13(F-HR) filed on February 17, 2004.

(2)	Based on Schedule 13(D) filed on December 2, 2002.

(3)	Based on Schedule 13(G) filed on February 10, 2004.

EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	55	Chairman of the Board and Chief Executive Officer
John J. Molinelli	57	Executive Vice President–Chief Financial Officer
Albert J. Neupaver	53	President–Electromechanical Group
Robert W. Chlebek	60	President–Electronic Instruments
David A. Zapico	39	President–Electronic Instruments
Robert R. Mandos, Jr.	45	Vice President and Comptroller
Deirdre D. Saunders	56	Vice President and Treasurer

Frank S. Hermance’s employment history with AMETEK and other directorships currently held are included under the section “Election of Directors” on page 4. Mr. Hermance has 13 years of service with AMETEK.

John J. Molinelli was elected Executive Vice President–Chief Financial Officer on April 22, 1998. Previously he served as Senior Vice President–Chief Financial Officer from April 1994 to April 1998. Mr. Molinelli has 34 years of service with AMETEK.

Albert J. Neupaver was elected President–Electromechanical Group on January 10, 1997. Mr. Neupaver has 26 years of service with AMETEK.

Robert W. Chlebek was elected President–Electronic Instruments on March 1, 1997. Mr. Chlebek has 7 years of service with AMETEK.

David A. Zapico was elected President–Electronic Instruments on October 1, 2003. Previously he served as Vice President and General Manager of AMETEK’s Aerospace and Power Instruments Division from 1999 to October 2003. Mr. Zapico has 14 years of service with AMETEK.

Robert R. Mandos, Jr. was elected Vice President on April 22, 1998. He has served as Comptroller of AMETEK since April 1996. Mr. Mandos has 22 years of service with AMETEK.

Deirdre D. Saunders was elected Vice President on July 30, 1997. She has served as Treasurer since April 1993. Ms. Saunders has 16 years of service with AMETEK.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE*

				Other	Restricted	Shares	All Other
				Annual	Stock	Underlying	Compensation
Name and		Salary	Bonus	Compensation	Award(s)	Options/SARs	($)
Principal Position	Year	($)	($)	($)	($) (1)	(#)	(2)
F.S. Hermance
Chairman of the Board	2003	625,000	700,000	—	—	160,000	148,266
and Chief Executive	2002	600,000	650,000	—	—	140,000	138,516
Officer	2001	540,000	345,500	—	—	—	105,342

J.J. Molinelli
Executive Vice	2003	289,250	200,000	—	—	60,000	40,267
President–	2002	276,750	200,000	—	—	55,000	38,642
Chief Financial Officer	2001	264,000	130,000	—	—	65,000	37,006

A.J. Neupaver	2003	295,000	125,000	—	—	55,000	30,616
President–	2002	283,000	150,000	—	—	55,000	32,306
Electromechanical Group	2001	270,000	117,000	—	—	65,000	35,306

R.W. Chlebek	2003	270,000	205,000	—	—	45,000	41,754
President–Electronic	2002	261,375	161,000	—	—	45,000	26,180
Instruments	2001	255,000	49,500	—	—	50,000	45,582

T.W. Mangold, Jr.
President–Electronic	2003	255,000	202,000	—	—	45,000	36,074
Instruments,	2002	237,385	178,000	—	—	45,000	30,664
through 9/30/03	2001	222,000	70,000	—	—	45,000	19,594

D.A. Zapico
President–Electronic	2003	210,737	101,000	—	—	32,000	15,942
Instruments,	2002	193,000	73,423	—	—	32,000	11,994
effective 10/1/03	2001	183,744	67,500	—	—	40,000	12,748

*	All share and per share amounts included in this table, and the related footnotes, are adjusted to reflect the two-for-one stock split effective February 27, 2004.

(1)	As reported in previous Proxy Statements, Mr. Hermance was granted 300,000 shares of restricted Common Stock on December 15, 2000. The fair market value of AMETEK stock on the date of the grant was $12.25 per share. The stock vested on August 19, 2003 as a result of AMETEK’s stock price closing above $20 for five consecutive trading days. The value of this restricted stock, $6,295,500, is based on a stock price of $20.99 per share (the closing price of AMETEK’s Common Stock on August 19, 2003), less $1,500 paid by Mr. Hermance in consideration of the award.

(2)	The amounts reported represent AMETEK’s contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($10,260), and the value of contributions under the Supplemental Executive Retirement Plan (“SERP”) (described in more detail on page 21).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

COMPENSATION OVERVIEW

The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the award of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans.

The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms. Varet, are independent directors of AMETEK.

Executive compensation consists of three principal elements: (a) salary, (b) short-term incentive awards and (c) long-term incentive awards. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of peer companies used in the Stock Performance Graphs set forth on pages 22 and 23 and for certain other companies identified by an independent employee benefits consulting firm engaged by AMETEK.

Required Stock Ownership for Executives

The Compensation Committee believes that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK’s profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Neupaver and Chlebek have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have either achieved their required stock ownership level or continue to make progress towards this goal.

Salary

The salary level for each AMETEK executive officer is based principally on the executive’s responsibilities. Consideration also is given to factors such as the individual’s experience and performance, salaries paid to executive officers by comparable companies, and the cost of living in the geographic area in which the executive is located. When determining adjustments to each executive officer’s salary, consideration also is given to prevailing economic conditions, the adjustments being given to other employees within AMETEK, and achievement of performance objectives. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for each position at comparable companies.

Short-Term Incentive Awards

Short-term incentive awards, paid annually in cash, are for individual contributions to AMETEK’s performance. AMETEK’s diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, such as asset management improvement, as established by the Chairman and Chief Executive Officer and the Compensation Committee, are used in determining performance. Short-term incentive awards are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted short-term incentive level. In determining the short-term incentive award for the Chairman and Chief Executive Officer, the Compensation Committee reviews the Chairman and Chief Executive Officer’s performance against established goals, his leadership, as well as the views of other members of the Board. For other officers, the Chairman and Chief Executive Officer reviews AMETEK’s performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate short-term incentive amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and then approves the short-term incentive awards.

In 2003, AMETEK’s earnings per share performance was slightly below the goal established by the Compensation Committee.

Long-Term Incentive Awards

Long-term incentive awards are considered an important complement to the cash elements of AMETEK’s executive officers’ compensation because they align the executives’ interests with shareholders’ interests. A principal factor influencing the market price of AMETEK’s stock is AMETEK’s performance as reflected in its sales, earnings, cash flow and other results. By granting stock options or restricted stock to AMETEK’s executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK’s performance. AMETEK’s shareholders have approved the plans under which such awards are made. The exercise price of options equals the mean market price of AMETEK’s stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK’s stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until all vesting conditions have been met. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such awards, the Compensation Committee considers the Company’s performance and relative stockholder return, the value of awards to officers at comparable companies, the awards given to the officers in past years, and whether an officer is making adequate progress to achieving his or her required ownership level.

Mr. Hermance’s Compensation

In determining the appropriate levels for Mr. Hermance’s 2003 base salary and short-term incentive award, the Compensation Committee considered the same factors it considered when setting compensation levels for AMETEK’s other executive officers. The Compensation Committee also considered the major initiatives and programs commenced or furthered under Mr. Hermance’s leadership during 2003. Among the achievements in 2003 under Mr. Hermance’s leadership:

(a)	AMETEK performed well in a very difficult economic environment for manufacturing companies. AMETEK’s income rose 5% to $87.8 million and diluted earnings per share, on a post-stock-split basis, rose 4% to $1.30, from $1.24 in 2002.

(b)	AMETEK generated record cash flow from operations, totaling $155 million, a 49% increase over 2002.

(c)	AMETEK’s Four Growth Strategies – Operational Excellence, Strategic Acquisitions and Alliances, Global & Market Expansion and New Products – continue to build long-term shareholder value.

•	AMETEK’s Operational Excellence efforts yielded significant profitability and working capital improvements in 2003. Group margins increased from 16.1% in 2002 to 16.4% in 2003 despite significantly higher pension, medical and other insurance costs. AMETEK reduced its working capital investment by $32 million, benefiting cash flow and increasing the efficiency of its operations.

•	AMETEK continued to expand internationally, growing international sales by 23% in 2003 over 2002, and increasing its international revenue to 40% of total revenues.

•	AMETEK continued its focus on acquisitions as a key component of its growth plans. During 2003, the Company completed three acquisitions; Airtechnology Holdings, Solidstate Controls, and Chandler Instruments. These highly differentiated businesses added approximately $120 million in annualized revenue to AMETEK.

•	A number of new products were introduced over the past year that contributed to AMETEK’s revenue and profitability.

(d)	AMETEK’s share price increase of 25% during the year reflects the excellent performance of the Company.

Certain personal criteria also were reviewed in determining Mr. Hermance’s compensation, such as his 13 years of service with AMETEK, including three years as Chairman of the Board and his previous service as an officer of AMETEK. The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance’s total compensation would be in line with that of CEOs of such other companies. In addition, in determining Mr. Hermance’s short-term incentive award for 2003, the Compensation Committee considered progress towards goals established for Mr. Hermance, including AMETEK’s achievement of slightly less than the 2003 diluted earnings per share goal.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK’s policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK takes action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the interest of AMETEK to do so. The value of the 300,000 shares which vested to Mr. Hermance on August 19, 2003 (adjusted to reflect the two-for-one stock split effective February 27, 2004; see note 1 on page 15) was not deductible. The Compensation Committee believes that other compensation paid to its executives in 2003 was deductible. Payment of some of the compensation referred to in the Summary Compensation Table (see page 15) was deferred.

The Compensation Committee:
Charles D. Klein, Chairman
Sheldon S. Gordon
James R. Malone
Elizabeth R. Varet

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 2003, adjusted to reflect the two-for-one stock split effective February 27, 2004. In addition, the table provides the hypothetical gains or “option spreads” that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

STOCK OPTION/SAR GRANTS IN 2003

					Potential
					Realizable Value at
					Assumed Annual
					Rate of Stock
					Price Appreciation
Individual Grants					for Option Term(1)
		Percent of
	Number of	Total
	Shares	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise	Expiration
Name	Granted(#)(2)	Fiscal Year	Price ($/Sh)	Date	5% ($)	10% ($)
F.S. Hermance	160,000	14.16	$18.0625	5/19/2010	1,176,520	2,741,792
J.J. Molinelli	60,000	5.31	$18.0625	5/19/2010	441,195	1,028,172
A.J. Neupaver	55,000	4.87	$18.0625	5/19/2010	404,429	942,491
R.W. Chlebek	45,000	3.98	$18.0625	5/19/2010	330,896	771,129
T.F. Mangold, Jr.	45,000	3.98	$18.0625	5/19/2010	330,896	771,129
D.A. Zapico	32,000	2.83	$18.0625	5/19/2010	235,304	548,359

(1)	The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK ‘s Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2)	The options granted in 2003 are exercisable after the first anniversary of the date of grant (May 20, 2003) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder’s death, normal retirement, or termination of employment in connection with a change in control. No SARs were granted in 2003.

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2003 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2003, and the value of “in-the-money” stock options on December 31, 2003, which represents the positive difference between the market price of AMETEK’s Common Stock and the exercise price of such options. These amounts are adjusted to reflect the two-for-one stock split effective February 27, 2004.

AGGREGATE OPTION/SAR EXERCISES IN 2003
AND OPTION/SAR VALUES AT DECEMBER 31, 2003

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options		Options
	Shares Acquired On	Value	at December 31, 2003		at December 31, 2003 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
F.S. Hermance	100,000	1,651,316	767,442	305,000	10,262,574	2,012,375
J.J. Molinelli	60,086	977,050	287,102	150,000	3,731,501	1,174,052
A.J. Neupaver	120,172	1,926,001	225,000	145,000	2,633,772	1,143,589
R.W. Chlebek	51,250	448,869	11,250	118,750	60,019	942,325
T.F. Mangold, Jr.	142,718	1,153,575	12,500	101,250	172,836	702,000
D.A. Zapico	42,500	462,627	35,606	83,500	360,614	649,647

DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees’ Retirement Plan of AMETEK, Inc. (the “Retirement Plan”) is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

PENSION PLAN TABLE

	Annual Benefits Based On
	Years of Service at Normal Retirement Age (1)
Average
Compensation	15	20	25	30	35
$ 150,000	57,400	61,300	65,100	65,100	65,100
200,000	77,800	82,900	88,000	88,000	88,000
250,000	98,200	104,600	111,000	111,000	111,000
300,000	118,600	126,300	133,900	133,900	133,900
350,000	139,000	148,000	156,900	156,900	156,900
400,000	159,400	169,600	179,800	179,800	179,800
450,000	179,800	191,300	202,800	202,800	202,800
500,000	200,200	213,000	225,700	225,700	225,700
550,000	220,600	234,700	248,700	248,700	248,700
600,000	241,000	256,300	271,600	271,600	271,600
650,000	261,400	278,000	294,600	294,600	294,600
700,000	281,800	299,700	317,500	317,500	317,500

(1)	Benefit amounts assume a participant reaches age 65 in 2004; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2003, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-13, Mr. Molinelli-34, Mr. Neupaver-26, Mr. Mangold-30, and Mr. Zapico-14. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant’s salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($200,000 for 2003) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the “SERP”), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive’s compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive’s right to a benefit under the SERP becomes non-forfeitable at the same time as the executive’s right to an accrued benefit under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan becomes non-forfeitable.

For retirements occurring in 2004, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $165,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $165,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

STOCK PERFORMANCE GRAPHS

The graph shown below compares the cumulative total stockholder return for AMETEK, Inc. for the five years ended December 31, 2003 with the total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electric Components and Equipment Group (DJEE), assuming an initial investment of $100 on December 31, 1998, and the reinvestment of all dividends. Based on AMETEK’s increase in market capitalization during 2003, AMETEK became a component of the Russell 1000 Index (“new market index”), having previously been a component of the Russell 2000 Index (“former market index”). Accordingly, the new market index is being used since it is more representative of AMETEK’s stock performance, and the appropriate basis for comparison. As required by the Securities and Exchange Commission, a second graph is also presented, which compares AMETEK’s cumulative total return for the same five-year period with the total return for the former market index.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
AMETEK, Inc.	$100.00	$86.44	$119.05	$147.57	$179.30	$226.18
RUSSELL 1000 *	100.00	120.91	111.49	97.61	76.48	99.34
DJEE *	100.00	147.37	99.45	70.19	41.86	68.83

* Includes AMETEK at December 31, 2003.

(See Former Market Index on Next Page)

FORMER MARKET INDEX

250
200
150
100
50
0
DOLLARS
12/31/98
12/31/99
12/31/00
12/31/01
12/31/02
12/31/03
AMETEK, Inc.
RUSSELL 2000*
DJEE **

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
AMETEK, Inc.	$100.00	$86.44	$119.05	$147.57	$179.30	$226.18
RUSSELL 2000*	100.00	121.26	117.59	120.52	95.83	141.11
DJEE **	100.00	147.37	99.45	70.19	41.86	68.83

*Included AMETEK through June 30, 2003.

**Includes AMETEK at December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered legal services during 2003 and continues to render legal services for AMETEK and its subsidiaries.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK’s directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK’s Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK’s Common Stock; to AMETEK’s knowledge, there currently are no holders under Section 16(a) of more than 10% of AMETEK’s Common Stock. To AMETEK’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2003, AMETEK’s officers and directors were in compliance with all Section 16(a) filing requirements.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive’s compensation and benefits. In the event that an executive’s employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control, AMETEK will pay to each executive the sum of the executive’s prior year’s salary, plus the greater of (a) the current year’s bonus, or (b) the average of the two prior years’ bonuses (all as limited under Section 280G of the Internal Revenue Code (the “Code”)) for a period of one or three years (as defined in each executive’s agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive’s death, whichever is earlier. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, any sale or other disposition of all or substantially all of AMETEK’s assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 15 (other than Mr. Hermance) will be entitled to three times their compensation in the event of a Change of Control.

As of December 15, 2000, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, a Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event Mr. Hermance is terminated without cause or resigns for good reason prior to and not in anticipation of a Change of Control, he will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year’s targeted bonus (if established) or (b) the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but only for a period of up to two years, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, Mr. Hermance has agreed for a period of up to 18 months not to compete, directly or indirectly, with any business then conducted by AMETEK and not to solicit any AMETEK employee to become an employee of any other entity, in exchange for which Mr. Hermance will be paid, with respect to the period covered by the non-competition/non-solicitation agreement, an aggregate amount of $3,000,000. In such event, AMETEK will continue Mr. Hermance’s health, disability insurance and death benefits, as well as certain executive perquisites, in the same manner as provided above, except that health benefits will continue for a period of up to ten years.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the “Program”), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive’s average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, Neupaver, and Mangold are participants.

Prior to December 31, 2003, the pre- and post-retirement life insurance coverage and supplemental retirement income were provided to Messrs. Chlebek and Zapico under a Supplemental Senior Executive Split Dollar Death Benefit Plan. To fund these benefits, AMETEK purchased split-dollar life insurance policies. During 2003, AMETEK paid the majority of the premium costs for Mr. Zapico. These premiums were paid prior to Mr. Zapico becoming an executive officer of AMETEK. No premiums have been paid by AMETEK for Mr. Zapico since that date. No premiums were paid by AMETEK for Mr. Chlebek in 2003.

Effective January 1, 2004, AMETEK revised its Supplemental Senior Executive Death Benefit Plan to replace the benefits previously provided to certain executives through split-dollar life insurance policies, as required under Section 402 of the Sarbanes-Oxley Act of 2002. AMETEK is presently in the process of replacing the split-dollar life insurance policies. Messrs. Chlebek and Zapico are among the executives covered by the new life insurance program. Benefits under the new Plan are substantially similar to the benefits under the split-dollar death benefit plan. The retirement benefit is based on a targeted benefit program. The benefit is targeted to be the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. The maximum salary on which the benefit can be based is $350,000. AMETEK is required to pay death benefits to the designated beneficiaries of the covered executive, or under certain circumstances, to pay death benefits to the executive during their lifetime. If the covered executive dies before retirement, or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments from the date of the executive’s death until the executive would have attained age 80. If the covered executive retires, or reaches age 65 while on disability retirement, the Plan provides for a lump-sum payment at retirement or a deferred lump-sum payment at age 70.

STOCKHOLDER PROPOSALS FOR THE 2005 PROXY STATEMENT

Proposals of stockholders intended to be presented at AMETEK’s 2005 Annual Meeting of Stockholders must be received by AMETEK at its executive offices on or prior to December 10, 2004 to be eligible for inclusion in the proxy material to be used in connection with the 2005 Annual Meeting.

By order of the Board of Directors

KATHRYN E. LONDRA
Corporate Secretary

Dated:	Paoli, Pennsylvania
April 7, 2004

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF AMETEK, INC.

(Appendix A to Proxy Statement)

I.	Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of AMETEK, Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

A.	To assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; and (3) the performance of the Company’s internal audit function;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. It is not the duty of the Committee to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”) or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent auditors are responsible for planning and carrying out proper audits and reviews of the Company’s financial statements and, in connection with their audit of the Company’s financial statements, providing a report containing their opinion as to whether the Company’s financial statements present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows, as of the relevant dates and periods set forth therein, in conformity with GAAP. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.	Membership

A.	The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has satisfied the basic independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

2.	No Committee member shall accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.	All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert,” as that term is defined by the SEC.

C.	The members of the Committee shall be nominated by the Corporate Governance/Nominating Committee and appointed by a majority of the whole Board for one-year terms or until their successors shall be appointed, subject to their earlier resignation, retirement or removal. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson.

D.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. Members of the Committee may participate in a meeting of the Committee by means of a telephone conference or similar means by which all persons participating in the meeting can hear one another, and such participation in a meeting will constitute presence in person at the meeting. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors, the senior personnel performing the Company’s internal audit function, and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the By-Laws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors.

J.	The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain any advisors employed by the Committee and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

A.	Financial Reporting Process

1.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other significant financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.	The Committee shall discuss the types of information to be disclosed in earnings press releases, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

4.	The Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

B.	Risks and Control Environment

1.	The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	The Committee shall review periodically the Company’s Code of Ethical Conduct for the Chief Executive Officer and Senior Financial Officers (the “Financial Code of Ethics”).

3.	The Committee shall have the sole authority to grant waivers of the Financial Code of Ethics to the Company’s directors and executive officers.

4.	The Committee shall meet as it deems appropriate with the senior personnel performing the internal audit function, the independent auditors and outside legal counsel to review the Company’s policies and procedures regarding disclosures that may affect the financial statements and compliance with applicable laws and regulations and the Financial Code of Ethics.

5.	The Committee shall review the Company’s disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall review the changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the report of management on the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on, and attestation of, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors

1.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, review, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

3.	Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

4.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) (in order to assess the firm’s independence) all relationships between the firm and the Company.

5.	The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and shall discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., Statement on Auditing Standards No. 61 and Independence Standards Board Standard No. 1), and shall resolve any disagreements between the independent auditors and management.

7.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company’s internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

D.	Internal Audit Function

1.	The Committee shall review the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.	The Committee shall review the appointment and replacement of the senior personnel performing the internal audit function.

3.	The Committee shall discuss the results of the internal audits with the personnel performing the internal audit function.

E.	Evaluations and Reports

1.	The Committee shall annually review and assess the performance of the Committee and deliver a report to the Board setting forth the results of its evaluation. In conducting its evaluation, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, and the effectiveness of the Company’s disclosure controls and procedures.

F.	Other Matters

1.	The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

2.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

3.	The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

4.	The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s By-Laws, and governing law, as the Committee or the Board may deem necessary or appropriate.

5.	Nothing contained in this Charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under applicable Delaware law, which shall continue to set the legal standard for the conduct of the members of the Committee.

Adopted: March 11, 2004

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

(Appendix B to Proxy Statement)

AMETEK, INC.

SELECTED FINANCIAL DATA

	2003	2002	2001	2000	1999

	(Dollars and shares in millions, except per share amounts)
Consolidated Operating Results (Years Ended December 31)
Net sales	$1,091.6	$1,040.5	$1,019.3	$1,024.7	$924.8
Operating income(1)	$156.8	$148.7	$109.6	$135.9	$118.8
Interest expense	$(26.0)	$(25.2)	$(27.9)	$(29.2)	$(24.8)
Net income(1)	$87.8	$83.7	$66.1	$68.5	$60.8
Earnings per share:(1)(2)
Basic	$1.32	$1.27	$1.01	$1.07	$0.94
Diluted	$1.30	$1.24	$0.99	$1.05	$0.92
Dividends declared and paid per share(2)	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average common shares outstanding:(2)
Basic	66.3	65.8	65.7	64.3	64.6
Diluted	67.6	67.3	66.9	65.1	65.9
Performance Measures and Other Data
Operating income — Return on sales	14.4%	14.3%	10.7%	13.3%	12.8%
— Return on average total assets	14.0%	14.4%	11.6%	16.7%	16.2%
Net income — Return on average total capital	10.0%	10.4%	8.9%	11.5%	11.8%
— Return on average stockholders’ equity	18.5%	22.2%	21.5%	27.6%	31.2%
EBITDA(3)	$191.1	$180.4	$157.8	$177.6	$158.1
Ratio of EBITDA to interest expense(3)	7.4x	7.2x	5.7x	6.1x	6.4x
Depreciation and amortization	$35.5	$33.0	$46.5	$43.3	$39.6
Capital expenditures	$21.3	$17.4	$29.4	$29.6	$30.3
Cash provided by operating activities(4)	$154.9	$103.7	$101.1	$78.7	$86.6
Free cash flow(4)	$133.6	$86.3	$71.7	$49.1	$56.3
Ratio of earnings to fixed charges	5.5x	5.3x	3.7x	4.3x	4.4x
Consolidated Financial Position (at December 31)
Current assets	$382.1	$350.6	$379.3	$303.1	$256.1
Current liabilities	$289.2	$261.4	$336.2	$297.7	$262.7
Property, plant, and equipment	$213.6	$204.3	$214.5	$214.0	$219.6
Total assets	$1,214.8	$1,030.0	$1,039.5	$859.0	$768.2
Long-term debt	$317.7	$279.6	$303.4	$233.6	$231.8
Total debt(5)	$424.4	$390.1	$470.8	$361.2	$331.4
Stockholders’ equity	$529.1	$420.2	$335.1	$280.8	$216.2
Stockholders’ equity per share	$7.90	$6.35	$5.11	$4.33	$3.38
Total debt as a percentage of capitalization(5)	44.5%	48.1%	58.4%	56.3%	60.5%

See notes to Selected Financial Data on page B-3.

Notes to Selected Financial Data

(1)	The amounts in 2001 and the preceding years include the amortization of goodwill. Beginning in 2002, the Company accounted for goodwill under Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets”, which no longer permits the amortization of goodwill and indefinite-lived intangible assets. Had the Company not amortized goodwill, net income and diluted earnings per share would have been higher by $10.2 million ($0.15 per diluted share), $9.2 million ($0.14 per diluted share) and $6.7 million ($0.10 per diluted share) in 2001, 2000 and 1999, respectively.

(2)	Earnings per share, dividends declared and paid per share, and weighted average common shares outstanding were restated to reflect a two-for-one stock split effective February 27, 2004.

(3)	EBITDA represents income before income taxes, interest, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to EBITDA.

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

	(In millions)
Net income	$87.8	$83.7	$66.1	$68.5	$60.8

Add (Deduct):
Interest expense	26.0	25.2	27.9	29.2	24.8
Interest income	(0.5)	(0.7)	(1.0)	(1.0)	(0.8)
Income taxes	42.3	39.2	18.3	37.6	33.7
Depreciation	34.2	32.5	33.2	32.1	30.6
Amortization	1.3	0.5	13.3	11.2	9.0

Total adjustments	103.3	96.7	91.7	109.1	97.3

EBITDA	$191.1	$180.4	$157.8	$177.6	$158.1

(4)	Free cash flow represents cash flow from operating activities, before the effects of an accounts receivable securitization program, less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 3 above). The table below presents the reconciliation of operating cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow.

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

	(In millions)
Cash provided by operating activities	$154.9	$103.7	$56.1	$79.7	$130.6
Add (Deduct): Receivable securitization transactions	—	—	45.0	(1.0)	(44.0)

Total cash from operating activities (before receivable securitization transactions)	154.9	103.7	101.1	78.7	86.6
Deduct: Capital expenditures	(21.3)	(17.4)	(29.4)	(29.6)	(30.3)

Free cash flow	$133.6	$86.3	$71.7	$49.1	$56.3

(5)	At December 31, 2003, 2002 and 2001, debt includes borrowings under the accounts receivable securitization program, referred to in note 4 above. At December 31, 2000 and 1999, such amounts were excluded from the balance sheet. Had these amounts been included in the balance sheet, total debt and total debt as a percentage of capitalization would have been $406.2 million and $375.4 million and 59.1% and 63.6%, respectively, at December 31, 2000 and 1999.

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. In this report, we disclose important factors that could cause actual results to differ materially from management’s expectations. For more information on these and other factors see “Forward-Looking Information” on pages B-16 and B-17.

      The following discussion and analysis of the Company’s results of operations and financial condition (“MD&A”) should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix.

Business Overview

      As a multinational business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s geographic and industry diversity, and its mix of products and services has helped to limit the impact of any one industry or the economy of any single country on its consolidated operating results. In 2003, difficult economic conditions in the manufacturing sector continued to adversely impact many of the Company’s businesses. Despite those difficult conditions, AMETEK had an excellent year in 2003. The Company posted record sales, operating income, net income, and diluted earnings per share. An improving mix of businesses combined with successful operational excellence initiatives enabled the Company to post another year of record earnings. The Company also continues to achieve several major objectives under its four growth strategies: Strategic Acquisitions and Alliances, Global and Market Expansion, New Products and Operational Excellence.

•	Sales were $1.09 billion, an increase of 4.9% from 2002 on the contributions of the three acquisitions completed during the year, as follows:

•	In January 2003, the Company completed the acquisition of Airtechnology Holdings Limited, significantly expanding its presence in high-end technical motors.

•	In February 2003, the Company acquired Solidstate Controls, Inc., adding complementary products for the process and power generation industries.

•	In August 2003, the Company acquired Chandler Instruments Company, LLC, enhancing the Company’s presence in the high-quality measurement instrument market.

•	As the Company grows globally, it continues to have an increasing level of international sales, which results in more foreign currency exposure. In 2003, foreign currency fluctuation had a 2% positive impact on sales, primarily the result of the continued strength of the euro in relation to the U.S. dollar. Foreign currency impacts had a negligible impact on earnings in 2003. International sales, including U.S. export sales, represented 40% of consolidated sales in 2003, compared with 34% of sales in 2002.

•	Improved product mix and its low cost strategy, along with the ongoing transition of a portion of the Company’s motor and instrument production to low-cost manufacturing facilities in Mexico, China and the Czech Republic, continue to benefit the Company. These operational excellence initiatives contributed to a net favorable impact on segment operating margins, which improved to 16.4% of sales in 2003, from 16.1% of sales in 2002.

•	Higher income and a continuing focus on reducing operating working capital resulted in cash flow from operating activities that totaled $154.9 million, a 49.4% increase from 2002. The improved operating cash flow enhanced the Company’s ability to make acquisitions with minimal impact on debt levels. At year-end 2003, the debt-to-capital ratio was 45%, an improvement from 48% at the end of 2002.

•	The Company continued its emphasis on investment in research, development and engineering, spending $49.9 million in 2003, an increase of 6.6% over 2002. New product sales increased 3.5% over 2002 to $115.8 million.

•	Early in 2004, several significant corporate actions were taken:

•	In January 2004, the Company’s Board of Directors approved a two-for-one split of its common stock, effective February 27, 2004. The Company expects the stock split to broaden the stock’s marketability and improve its trading liquidity. All share and per share information in this report reflects the two-for-one stock split.

•	As a result of increases in sales, profitability and cash flows over the last several years, the Company’s Board approved a 100% increase in its quarterly dividend payable to shareholders of record on March 12, 2004.

•	The Company also adopted a change in its long-term incentive compensation program. Beginning in 2004, long-term incentive compensation for officers and other senior managers will be composed of approximately 50% restricted stock and 50% stock options, rather than primarily stock options as it had been previously. This change will result in the Company expensing approximately one-half of its future long-term compensation awards under current accounting rules. Management believes that this change will enhance its ability to attract and maintain the management talent necessary to continue to grow the Company.

•	In February 2004, the Company extended the expiration date of its $300 million Revolving Credit Facility from September 2006 to February 2009. Extension of the term of the Credit Facility provides the Company with increased flexibility to support the Company’s growth plans, including its acquisition strategy. Other key terms of the Credit Facility were unchanged.

Results of Operations

      The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2003, 2002, and 2001:

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Net Sales:
Electronic Instruments	$561,879	$539,448	$499,528
Electromechanical	529,743	501,094	519,761

Total net sales	$1,091,622	$1,040,542	$1,019,289

Income(1):
Segment operating income(2)(3):
Electronic Instruments	$94,976	$87,485	$57,035
Electromechanical	84,151	80,225	70,638

Total segment operating income	179,127	167,710	127,673
Corporate administrative and other expenses	(22,366)	(19,023)	(18,123)

Consolidated operating income	156,761	148,687	109,550
Interest and other expenses, net	(26,674)	(25,789)	(25,188)

Consolidated income before income taxes	$130,087	$122,898	$84,362

(1)	2001 includes charges of $23.3 million for cost realignment initiatives and asset writedowns.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(3)	2001 includes goodwill amortization of $11.9 million.

Year Ended December 31, 2003, Compared with Year Ended December 31, 2002

     Results of Operations

      In 2003, the Company posted record sales, operating income, net income, and diluted earnings per share, despite the difficult economic environment within the manufacturing sector. These records were achieved through contributions from the 2003 acquisitions, as well as higher sales due to strengthening foreign currencies. Margins benefited from the acquisitions, as well as from continued cost reduction initiatives in base businesses.

      The Company reported sales for 2003 of $1,091.6 million, an increase of $51.1 million or 4.9% from sales of $1,040.5 million in 2002. Strengthening foreign currencies contributed $23.9 million to the sales increase. The economic slowdown affecting the manufacturing sector impacted many of the Company’s businesses. Net sales for the Electronic Instruments Group (EIG) were $561.9 million in 2003, an increase of 4.2% from sales of $539.4 million in 2002. The 2003 sales increase for EIG was due mainly to the first quarter 2003 acquisition of Solidstate Controls, Inc. (SCI) and the third quarter 2003 acquisition of Chandler Instruments Company, LLC (Chandler), as well as strength in the high-end analytical instruments business, partially offset by continued weakness in the aerospace and power businesses. Net sales for the Electromechanical Group (EMG) were $529.7 million in 2003, an increase of 5.7% from sales of $501.1 million in 2002 primarily driven by the first quarter 2003 acquisition of Airtechnology Holdings Limited (Airtechnology). The EMG sales increase was partially offset by a decline in sales within the Group’s floor care and specialty motors businesses.

      Total international sales were $435.7 million in 2003 and represented 39.9% of consolidated net sales, compared with $353.4 million or 34.0% of sales in 2002. International sales increased 23.3% in 2003, primarily due to the 2003 acquisitions. Export shipments from the United States in 2003 were $200.8 million, an increase of 4.6% compared with $192.0 million in 2002.

      New orders for 2003 were $1,136.9 million, compared with $1,004.8 million for 2002, an increase of $132.1 million or 13.1%. The order backlog at December 31, 2003 was $286.2 million, compared with $240.9 million at December 31, 2002, an increase of $45.3 million or 18.8%. The increase in orders and backlog was due mainly to the three acquisitions completed in 2003. The Company experienced order declines in its floor care and specialty motors businesses.

      Segment operating income was $179.1 million for 2003, an increase of 6.8%, compared with segment operating income of $167.7 million for 2002. Segment operating margins in 2003 were 16.4% of sales, an increase from 16.1% of sales in 2002. The increase in segment operating income resulted from the profit contributions generated by the 2003 acquisitions, as well as the Company’s successful operational excellence strategy. This strategy includes the continued migration of production to low-cost locales in Mexico, China and Czech Republic and the aggressive lowering of the Company’s overall cost structure. Partially offsetting the increase in segment operating income was the impact of lower sales by the Company’s aerospace, power instruments, floor care and specialty motors businesses. An $11.4 million increase in pension costs, general business insurance and employee benefit costs, net of benefits from certain insurance programs in 2003, also lowered segment operating income. The Company expects lower pension expense in 2004, due primarily to the favorable performance of the pension plan investments. The estimated decrease in pension expense is expected to be substantially offset by higher employee-related expenses in 2004.

      Selling, general, and administrative (SG&A) expenses were $115.2 million in 2003, compared with $104.8 million in 2002, an increase of $10.4 million or 9.9%. As a percentage of net sales, SG&A expenses were 10.6% in 2003, compared to 10.1% in 2002. The selling expense component, as a percentage of sales, increased to 8.5% in 2003, compared to 8.3% in 2002. Lower selling expenses of the Company’s base businesses, were more than offset by selling expense of the businesses acquired in 2003. The businesses acquired in 2003 were differentiated businesses, which because of their technology and higher marketing costs, incur a higher percentage of selling expenses than the Company’s base businesses. The decrease in selling expense by base businesses reflects the Company’s continual focus on cost reduction initiatives as a part of its operational excellence strategy.

      Corporate administrative expenses were $22.4 million or 2.0% of sales in 2003, an increase of $3.3 million or 17.6%, when compared with 2002. The increase was primarily the result of a one-time, noncash expense, in the third quarter of 2003, from the accelerated cost recognition due to the vesting of a restricted stock grant. Higher net business insurance and health insurance costs, as well as higher pension costs in 2003, also contributed to the increase.

      Consolidated operating income totaled $156.8 million or 14.4% of sales for 2003, compared to $148.7 million, or 14.3% of sales for 2002, an increase of $8.1 million or 5.4%.

      Interest expense was $26.0 million in 2003, an increase of 3.3% compared with $25.2 million in 2002. The increase was due to higher average debt levels to fund the 2003 acquisitions, partially offset by lower interest rates.

      The effective tax rate for 2003 was 32.5% compared with 31.9% in 2002. The higher tax rate in 2003 was primarily due to the nondeductibility of the expense recognized in connection with the vesting of the restricted stock grant mentioned above.

      Net income for 2003 was $87.8 million, an increase of 4.9% from $83.7 million in 2002. Diluted earnings per share on a post-stock split basis were $1.30, an increase of $0.06, when compared with $1.24 per diluted share in 2002.

     Operating Segment Results

      Electronic Instruments Group (EIG) sales were $561.9 million in 2003, an increase of 4.2% from 2002 sales of $539.4 million. The sales increase was primarily from the 2003 SCI and Chandler acquisitions, as well as strength in the Group’s high-end analytical businesses. A favorable foreign currency translation impact of $6.8 million also benefited the sales of this Group. Conditions continue to remain weak in many of EIG’s markets, especially in the aerospace and power instruments markets. EIG’s base business sales were 4.7% lower, including the favorable foreign currency impacts, when compared with 2002.

      EIG’s operating income for 2003 increased to $95.0 million from $87.5 million in 2002, an increase of $7.5 million, or 8.6%. The increase was primarily driven by the SCI and Chandler acquisitions, partially offset by a net increase of $8.1 million in pension costs and insurance expenses, as well as lower aerospace and power instruments operating income due to their lower sales. The Group’s operating margins for 2003 improved to 16.9% compared with margins of 16.2% for 2002. The higher margins in 2003 were due to the acquired businesses and the favorable effects of cost reduction initiatives.

      In September 2003, the Group’s Haveg business unit experienced a flood at its manufacturing facility in Wilmington, Delaware. The Company believes the flood loss is fully insured, and it does not expect to incur a loss upon the ultimate settlement of the flood claim. The Company is currently meeting with its insurance carriers to finalize the flood claim and it expects to finalize this matter in 2004.

      Electromechanical Group (EMG) sales for 2003 were $529.7 million, an increase of $28.6 million or 5.7%, compared with sales of $501.1 million in 2002. The sales increase was a result of the Airtechnology acquisition and $17.1 million of favorable foreign currency translation gains, partially offset by a decline in the floor care and specialty motors businesses. EMG’s sales by base businesses were 3.5% lower, including the favorable foreign currency impacts, when compared with 2002.

      EMG’s operating income for 2003 increased to $84.2 million from $80.2 million in 2002, an increase of $4.0 million or 4.9%. The increase was a result of the Airtechnology acquisition, partially offset by lower sales by the Group’s base businesses and higher benefit costs. The Group’s operating margins for 2003 were unchanged at 15.9%.

Year Ended December 31, 2002, Compared with Year Ended December 31, 2001

Results of Operations

      The Company reported sales in 2002 of $1,040.5 million, an increase of 2.1% from sales of $1,019.3 million in 2001, despite the difficult global economic environment which continued to impact many of the Company’s businesses. Net sales for EIG were $539.4 million in 2002, an increase of 8.0% from sales of $499.5 million in 2001. The sales increase for EIG was due mainly to the 2001 acquisitions of Instruments for Research and Applied Science (IRAS) and EDAX, Inc., as well as strength in the Company’s heavy-vehicle instruments business. These increases were partially offset by a continued decline in demand from most of the Group’s other businesses, primarily aerospace and power instruments. Net sales for EMG were $501.1 million in 2002, a decrease of 3.6% from sales of $519.8 million in 2001, due to continued weakness in the United States and European floor care markets, partially offset by the 2001 acquisition of GS Electric and currency translation gains from international businesses. Without the impact of the 2001 acquisitions, consolidated sales for 2002 would have been lower by 6.3% when compared with 2001. Total consolidated international sales were $353.4 million in 2002, an increase of 10.0% from sales of $321.2 million in 2001. Export shipments from the United States in 2002 were $192.0 million, an increase of 12.9% compared with $170.0 million in 2001.

      New orders in 2002 were $1,004.8 million, compared to $1,039.5 million in 2001, a decrease of $34.7 million or 3.3%, due to an orders decline primarily in the aerospace and power instrument businesses resulting from softness in these markets, as well as the overall economic slowdown. The decline in orders was partially offset by orders from the 2001 acquisitions. The order backlog at December 31, 2002 was $240.9 million, compared with $276.6 million at December 31, 2001, a decrease of $35.7 million or 12.9% due to the decline in aerospace, power instrument and technical motor businesses.

      Total segment operating income increased to $167.7 million in 2002, an increase of 31.4%, compared with segment operating income of $127.7 million in 2001. Segment operating margins in 2002 were 16.1% of sales, an increase from 12.5% of sales in 2001. The higher operating income was primarily driven by the 2001 acquisitions and the non-amortization of goodwill, effective at the beginning of 2002. This increase was reduced somewhat by higher net pension costs resulting primarily from lower pension income from the Company’s U.S. defined benefit pension plans. In 2002, the Company continued to benefit from its aggressive cost reduction initiatives, which began in the second half of 2000. These initiatives included the continued migration of production to low-cost locales in Mexico, China and Czech Republic and the lowering of its overall cost structure. Segment operating income in 2001 included a fourth-quarter pretax charge to operations of $23 million ($15 million after tax) for cash realignment initiatives and asset writedowns.

      Selling, general, and administrative (SG&A) expenses were $104.8 million in 2002, compared with $98.7 million in 2001, an increase of $6.1 million or 6.2%. As a percentage of net sales, SG&A expenses were 10.1% in 2002, compared to 9.7% in 2001. The selling expense component, as a percentage of sales, increased to 8.3% in 2002, compared to 7.9% in 2001. The higher selling expense in 2002 was due to the 2001 acquisitions in EIG, which had a different overall cost structure than AMETEK’s base businesses. Selling expense of base businesses decreased as a percentage of sales during 2002, reflecting the Company’s continual focus on cost reduction initiatives.

      Corporate expenses were $19.0 million or 1.8% of sales in 2002, an increase of $0.9 million or 5.0%, when compared to $18.1 million in 2001, but were unchanged as a percentage of sales. Higher insurance expense, pension costs and professional fees in 2002 accounted for the increase in corporate expenses in 2002.

      After deducting corporate expenses, consolidated operating income was $148.7 million or 14.3% of sales, an increase of $39.1 million when compared with 2001 operating income of $109.6 million or 10.7% of sales.

      Interest expense was $25.2 million in 2002, a decrease of 9.8% compared with $27.9 million in 2001. Lower average interest rates were the primary reason for the decrease in interest expense. Other expenses were $0.6 million in 2002, compared with other income of $2.7 million in 2001. The $3.3 million change resulted primarily from lower investment income from the Company’s captive insurance subsidiary in 2002. The year 2001 also included interest income related to tax benefits recognized in the fourth quarter of 2001.

      The effective tax rate in 2002 was 31.9% compared with 21.6% in 2001. The effective tax rate in 2002 was favorably impacted by the effect of not amortizing goodwill due to the adoption of SFAS No. 142, and the Company’s tax planning initiatives. The lower tax rate in 2001 was primarily due to the recognition of $10.5 million in tax benefits resulting from the closure of a number of open tax years by U.S. federal and state tax authorities.

      Net income in 2002 was $83.7 million, or $1.24 per diluted share on a post-stock split basis, compared with net income in 2001 of $66.1 million, or $0.99 per diluted share, a 26.6% increase in net income. Net income in 2001 included goodwill amortization of $10.2 million after tax, and the net effect of the unusual items, previously mentioned.

Operating Segment Results

      Electronic Instruments Group (EIG) sales were $539.4 million in 2002, an increase of 8.0% from 2001 sales of $499.5 million. The sales increase was primarily from the IRAS and EDAX acquisitions, as well as strength in the heavy-vehicle business. The Company believes the increase in heavy-vehicle instrument sales was due mainly to truck purchases in advance of more stringent federal emission standards that became effective October 1, 2002 and was considered to be an isolated event. Conditions remained weak in most of EIG’s markets, especially in the aerospace, power instruments and heavy-vehicle markets. Without the acquisitions, EIG’s sales would have decreased by 5.5% when compared with 2001.

      EIG’s operating income in 2002 increased to $87.5 million from $57.0 million in 2001, an increase of $30.5 million, or 53.4%. The increase was the result of unusual charges recorded in the fourth quarter of 2001 resulting from headcount reductions, shifting production to low-cost locales and other expense reduction initiatives. EIG also benefited from the non-amortization of goodwill in 2002. EIG’s pretax goodwill amortization in 2001 was $6.7 million. The Group’s operating margins for 2002 improved to 16.2% from 11.4% in 2001.

      Electromechanical Group (EMG) sales were $501.1 million in 2002, a decrease of 3.6%, from 2001 sales of $519.8 million. The sales decrease reflected the continued overall weakness in the Group’s markets, led by continued softness in the floor care market. The 2001 acquisition of GS Electric and currency translation gains from international businesses partially offset the sales decline. Without this acquisition, EMG’s sales would have decreased by 7.1%.

      EMG’s operating income in 2002 increased to $80.2 million from $70.6 million in 2001, an increase of 13.6%. The increase was the result of the unusual charges recorded in the fourth quarter of 2001, and improved operating margins resulting from headcount reductions, shifting production to low-cost locales and other expense reduction initiatives. EMG also benefited from the non-amortization of goodwill in 2002. EMG’s pretax goodwill amortization in 2001 was $5.2 million. Group operating margins were 16.0% of sales in 2002, up from 13.6% of sales in 2001.

Fourth Quarter Results

      Results for the fourth quarter of 2002 compared with the fourth quarter of 2001 are presented because the two quarters differ in comparability due to significant unusual events in the fourth quarter of 2001. In the fourth quarter of 2001 the Company recorded unusual expenses associated with the realignment of its cost structure and asset writedowns. Also, in the fourth quarter of 2001, the Company recognized tax benefits from the closure of a number of tax years. In the fourth quarter of 2003 and 2002, significant unusual events did not take place.

      Sales for the fourth quarter of 2002 were $252.6 million, compared with $237.3 million in the fourth quarter of 2001, an increase of $15.3 million, or 6.4%. The increase in sales was primarily driven by the IRAS acquisition, although the difficult global economic environment continued to impact many of the Company’s businesses. Without the acquisition, fourth quarter 2002 sales increased slightly.

      Operating income for the fourth quarter of 2002 was $36.5 million, compared with $5.3 million for the fourth quarter of 2001, an increase of $31.2 million. Operating income was lower in the fourth quarter of 2001 primarily due to the recording of unusual expenses that totaled $23.3 million, of which $12.4 million was related to the costs of employee reductions, facility closures, and the continued migration of production to low-cost locales, and $10.9 million was related to asset writedowns. In the fourth quarter of 2002, the Company continued to benefit from the aggressive management of its cost structure, which began in the fourth quarter of 2000. The contribution from the acquisition of IRAS and the non-amortization of goodwill, which started at the beginning of 2002, also benefited the 2002 fourth quarter.

      Selling, general and administrative expenses were $23.9 million in the fourth quarter of 2002, a decrease of $3.7 million or 13.4%, when compared with the fourth quarter of 2001. Selling expenses, as a percentage of sales, decreased to 7.6% in the fourth quarter of 2002, compared with 9.8% for the same period in 2001, which reflects the Company’s continual focus on cost reduction initiatives, and the unusual charges in 2001. This decrease was partially offset by selling expenses related to the IRAS acquisition, acquired in December 2001. The 2001 fourth quarter included selling, general and administrative expenses of $2.7 million related to unusual charges.

      Corporate expenses for the fourth quarter of 2002 were $4.8 million or 1.9% of sales, compared to $4.3 million, or 1.8% of sales in the fourth quarter of 2001. After deducting corporate expenses, consolidated operating income totaled $36.5 million or 14.4% of sales for the fourth quarter of 2002, compared with $5.3 million, or 2.2% of sales for the fourth quarter of 2001.

      Interest expense was $5.7 million in the fourth quarter of 2002, compared with $6.6 million for the same quarter of 2001. The decrease of $0.9 million, or 13.6%, resulted from lower interest rates and debt levels.

      The fourth quarter 2002 provision for income taxes were $9.5 million compared to a tax benefit of $10.8 million in the fourth quarter of 2001. The 2001 fourth quarter results included a tax benefit of $10.5 million, from the closure of a number of tax years by U.S. federal and state tax authorities.

      Net income for the fourth quarter of 2002 totaled $21.3 million, or $0.32 per diluted share on a post-stock split basis, an increase of $9.8 million, or 86.1% from the fourth quarter of 2001 net income of $11.5 million, or $0.17 per diluted share. Net income for the fourth quarter of 2001 included goodwill amortization of $2.7 million after tax, or $0.04 per diluted share.

Liquidity and Capital Resources

      Cash provided by operating activities totaled $154.9 million for 2003, compared with $103.7 million in 2002, an increase of $51.2 million, or 49.4%. The increase in operating cash flow was primarily the result of higher earnings, and continuing emphasis on operating working capital management. Excluding the impact of the 2003 acquisitions, accounts receivable and inventories were lower than the prior year-end totals, and the Company’s inventory turnover and accounts receivable collection cycle improved. The inventory improvements were achieved even though the Company continued to move certain production to low-cost manufacturing sites. Lower pension plan contributions and lower required tax payments also benefited operating cash flow in 2003. The strong operating cash flow during 2003 enhanced the Company’s ability to make acquisitions, which are discussed below, with minimal impact on debt levels. Free cash flow (operating cash flow less capital spending) was $133.6 million in 2003, compared with $86.3 million in 2002, an increase of 54.8%. EBITDA (earnings before income taxes, interest, depreciation and amortization) was $191.1 million in 2003, compared with $180.4 million in 2002, a 5.9% improvement. Free cash flow and EBITDA are presented because the Company is aware that they are important measures that are used by third parties in evaluating the Company. (See tables on page B-3 for a reconciliation of comparable GAAP measures to non-GAAP measures).

      Cash used for investing activities was $181.0 million for 2003, compared with $19.7 million for 2002. In 2003, the Company purchased three businesses for $163.9 million. The Company acquired Airtechnology in January 2003, SCI in February 2003 and Chandler Instruments in August 2003. Cash provided by operating activities, along with additional borrowings, funded the 2003 acquisitions. Additions to property, plant and equipment totaled $21.3 million in 2003, compared with $17.4 million in 2002.

      Cash provided by financing activities totaled $26.9 million in 2003, compared with cash used of $84.6 million in 2002. In 2003, net borrowings increased by $24.0 million compared with a decrease in borrowings of $82.8 million in 2002. Long-term borrowings increased $27.4 million and included a September 2003, 50 million British pound sterling (approximately $80.0 million) loan. The British pound sterling loan provides a natural hedge of the Company’s investment in United Kingdom-based Airtechnology. The remaining proceeds from the additional long-term borrowings were used to repay borrowings under the Company’s revolving credit agreement. The Company had available borrowing capacity of $239.1 million under its $300 million revolving bank credit facility, and $11.0 million under its accounts receivable securitization agreement at December 31, 2003. The revolving bank credit facility was amended on February 25, 2004 to extend its expiration date from September 2006 to February 2009. Extension of the credit facility provides the Company with increased flexibility to support its growth plans.

      At December 31, 2003, total debt outstanding was $424.4 million compared with $390.1 million at December 31, 2002. The debt-to-capital ratio was 44.5%, down from 48.1% at December 31, 2002. The Company’s debt agreements contain various covenants including limitations on indebtedness, dividend payments and maintenance of certain financial ratios. At December 31, 2003 and 2002, the Company was well within the allowable limits of the financial ratios.

      Repurchases of the Company’s common stock in 2003 totaled $5.8 million for 380,000 shares, compared to $7.3 million for 473,800 shares acquired in 2002. In March 2003, the Company’s Board of Directors authorized a new $50 million share repurchase program, adding to the $2.4 million remaining balance from an earlier share repurchase program. As of December 31, 2003, $52.4 million was available for future share repurchases.

      In January 2004, the Company’s Board of Directors approved a 100% increase in its quarterly cash dividend effective with the March 2004 dividend payment. Cash dividends paid in 2003 were $8.1 million.

      The following table summarizes AMETEK’s contractual cash obligations at December 31, 2003 and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years.

	Payments Due

		Less	One to	Four to	After
		Than	Three	Five	Five
	Total	One Year	Years	Years	Years

	(In millions)
Debt:
5.96% and 7.2% Senior Notes(a)
(principal and interest)	$432.5	$21.5	$43.1	$268.0	$99.9
Revolving credit loans(b)	36.0	36.0	—	—	—
Other indebtedness(c)	74.1	70.8	0.5	0.7	2.1

Total debt	542.6	128.3	43.6	268.7	102.0
Noncancelable operating leases	25.8	6.3	9.6	5.4	4.5
Purchase obligations(d)	62.5	60.7	1.8	—	—
Employee severance	3.8	3.6	0.2	—	—

Total	$634.7	$198.9	$55.2	$274.1	$106.5

(a)	The 5.96% Senior Note is a seven-year 50 million British pound sterling loan, which is subject to foreign currency fluctuation. The loan was in conjunction with the Company’s investment in Airtechnology, a United Kingdom-based business, which was acquired in January 2003.

(b)	Although not contractually obligated, the Company expects to have the capability to repay this obligation within one year as permitted in the credit agreement. Accordingly, $36 million is classified as short-term debt at December 31, 2003.

(c)	Amount includes $64 million under the accounts receivable securitization program, which is classified as short-term borrowings at December 31, 2003.

(d)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

      The Company has standby letters of credit of approximately $24.9 million related to performance and payment guarantees. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

      The Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

      As a result of all of the Company’s cash flow activities in 2003, cash and cash equivalents increased slightly to $14.3 million at year-end, compared with $13.5 million at December 31, 2002. The Company believes it has sufficient cash-generating capabilities and available financing alternatives to enable it to meet operating needs and contractual commitments.

Transactions with Related Parties

      The Company has a business relationship with the law firm of Stroock & Stroock & Lavan LLP, a Partner of which is a member of the Company’s Board of Directors.

      In 2003, Stroock & Stroock & Lavan LLP billed fees to the Company in the aggregate for services rendered of $286,000.

Critical Accounting Policies

      The Company has identified its most critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions, or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 of “Notes to Consolidated Financial Statements,” included elsewhere in this report.

•	Revenue Recognition. The Company recognizes revenues in accordance with invoice terms, generally when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. At December 31, 2003, 2002 and 2001, the accrual for future warranty obligations was $6.9 million, $6.4 million and $7.7 million, respectively. The Company’s expense for warranty obligations approximated $5.0 million in each of the last three years. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns, allowances and warranty amounts are higher than past experience, additional amounts may be required.

•	Inventories. The Company uses the last-in, first-out (LIFO) method of accounting for the majority of its inventories, whereby inventories reported on its balance sheet are conservatively valued. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $26.8 million and $27.0 million higher than the amount reported in the balance sheet at December 31, 2003 and 2002, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill and Intangible Assets. The Company accounts for goodwill and intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment at least annually. As required by SFAS No. 142, the Company ceased amortization of all goodwill and intangible assets with indefinite lives as of January 1, 2002. Intangible assets with finite lives are amortized over their useful lives.

SFAS No. 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record such impairment losses. The determination of the fair value of the Company’s reporting units is based, among other things, on estimates of future operating performance of the reporting unit being valued. Changes in market conditions, among other factors, may have an impact on these estimates. The Company’s acquisitions have generally included a large goodwill component and the Company expects to continue to make acquisitions. At December 31, 2003, goodwill totaled $507.0 million or 41.7% of the Company’s total assets. The Company performed its required annual impairment test in the fourth quarter of 2003 and determined that the Company’s goodwill was not impaired. There can be no assurance that goodwill impairment will not occur in the future.

•	Pensions. The Company has defined benefit and defined contribution pension plans. The discussion that follows only covers the Company’s accounting policy for its U.S. defined benefit pension plans. AMETEK accounts for its defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”, which requires that amounts recognized in financial statements be determined on an actuarial basis. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the year-end valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate, the Company looks to rates of return on high-quality, fixed-income investments. The discount rate used in determining the 2003 pension cost was 6.75% for U.S. defined benefit pension plans. The discount rate used for determining the funded status of the plans at December 31, 2003, and determining the 2004 U.S. defined benefit pension plan cost is 6.25%. The Company has assumed that the expected long-term rate of return on plan assets for U.S. defined benefit pension plans for year-end 2003 and for the 2004 pension expense will be 8.9%. The rate of compensation increase used in determining the 2003 and 2004 pension expense for these plans was 3.5%. The unrecognized pension loss, which results from the net effect of changes in the assumed discount rate, as well as the effect of differences between the expected return and the actual return on plan assets, has been deferred and is subject to amortization. It totaled $62.2 million for U.S. defined benefit pension plans at December 31, 2003, compared with $74.9 million at December 31, 2002. This deferred loss will ultimately affect future pension costs. For the year ended December 31, 2003, the Company recognized consolidated pretax pension expense of $7.5 million from its defined benefit pension plans, which includes approximately $1.0 million in curtailment costs. This compares with pension income of $1.2 million recognized from these plans in 2002. As a result of the improved equity security market at the end of 2003, the Company anticipates lower pension expense for these plans by approximately $5 million in 2004. The Company made cash contributions to its U.S. defined benefit pension plans during 2003 which totaled $5.2 million, compared with $30.3 million in 2002. Based on the current economic outlook, the Company anticipates making a cash contribution of approximately $5 million to its U.S. defined benefit pension plans in 2004.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its past experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables at December 31, 2003 was $8.2 million, compared with $7.2 million at December 31, 2002.

New Accounting Standards

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) and subsequently revised it in December 2003 with the issuance of FIN 46-R. FIN 46-R requires a company to consolidate a variable interest entity if the Company is designated as a primary beneficiary of that entity even if the company does not have a majority voting interest in the entity. A variable interest entity is generally defined as an entity in which equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its own activities without additional financial support from other parties, or whose owners lack the risks and rewards of ownership. FIN 46-R also has a disclosure requirement for all variable interest entities of a company, even if the company is not the primary beneficiary. The Company is currently evaluating the impact of adopting FIN 46-R applicable to variable interest entities created prior to February 1, 2003 but does not expect a material impact.

      Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as a part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset’s useful life. The adoption of SFAS No. 143 had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 replaces Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Among other things, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date of an entity’s commitment to an exit plan, as under EITF Issue No. 94-3. The initial adoption of SFAS No. 146 had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN No. 45”) for guarantees issued or modified after December 31, 2002. FIN No. 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company does not provide significant guarantees on a routine basis. As a result, the adoption of FIN No. 45 did not have an impact on the Company’s financial statements. The disclosures required by FIN No. 45 are included in Note 16 of the notes to the consolidated financial statements included elsewhere in this report, “Guarantees.”

      Effective December 31, 2003, the Company adopted EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue 03-1 reached a consensus that the quantitative and qualitative disclosures presented in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are required for fiscal years ending after December 15, 2003, and that the disclosures will only be required for the latest year presented in the financial statements. The disclosures required by EITF Issue 03-1 are included in Note 1 of the notes to the consolidated financial statements included elsewhere in this report, “Significant Accounting Policies.”

Internal Reinvestment

Capital Expenditures

      Capital expenditures were $21.3 million for 2003, compared with $17.4 million for 2002. Approximately 50% of the expenditures in 2003 were for equipment to increase productivity and expand capacity. The Company’s 2004 capital expenditures are expected to increase slightly when compared with 2003 levels, with a continuing emphasis on spending to improve productivity and expand low-cost manufacturing facilities. The Company expects 2004 capital expenditures to continue to approximate 2% of sales.

Product Development and Engineering

      Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses were $49.9 million in 2003, an increase from $46.8 million in 2002, and $45.2 million in 2001. Included in the amounts above are net expenses for research and development of $23.4 million for 2003, $23.7 million for 2002, and $22.6 million for 2001.

Environmental Matters

      Certain historic processes in the manufacture of previous AMETEK products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) regarding waste remediation at several non-AMETEK sites that are the subject of government-mandated cleanups. In addition to these non-AMETEK sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31, 2003 and 2002 were approximately $6.4 million and $7.1 million, respectively. In 2003, the Company spent approximately $1.1 million on such environmental matters, compared with approximately $2.0 million in 2002. The Company also has agreements with former owners of certain of its acquired businesses as well as new owners of previously owned businesses. Under certain of the agreements the former owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligation in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligation in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the effect on income and the amount of the liability would not be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

Market Risk

      The Company’s primary exposures to market risk are fluctuations in interest rates on its short-term debt, foreign currency exchange rates and commodity prices for certain raw material purchases.

      All of the Company’s long-term debt carries fixed rates and its short-term debt is variable-rate debt. These financial instruments are more fully described in the notes to the financial statements.

      The foreign currencies to which the Company has the most significant exchange rate exposure include the euro, the British pound sterling, and the Japanese yen. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of local borrowings in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income, within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company.

      The primary commodities to which the Company has market exposure are raw material purchases of nickel, copper and steel. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product, and purchase order pricing arrangements, although forward contracts may be used in some circumstances to manage some of those exposures.

      Based on a hypothetical ten percent adverse movement in interest rates, commodity prices, or foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

      Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company’s operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

•	An economic slowdown, or unforeseen price reductions in the Company’s global market segments, with adverse effects on profit margins.

•	The Company’s inability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components. This would include the Company’s inability to obtain certain commodity raw materials, or its inability to recover commodity raw material price increases through higher selling prices.

•	Underutilization of the Company’s existing factories and plants, or plant expansions or new plants, possibly resulting in production inefficiencies, and higher than anticipated or unanticipated start-up expenses and production delays at new plants.

•	The unanticipated expenses of divesting businesses, or of assimilating newly acquired businesses into the Company’s business structure, as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company’s control.

•	The increased cost of, or inability to obtain, property and liability insurance due to uncertainty in worldwide insurance and reinsurance markets.

•	The potential write-off of substantial goodwill and other intangible assets, including indefinite-lived intangible assets.

•	Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company’s technologies and core competencies.

•	A prolonged slowing of the growth rate in the U.S. and Europe for electric motor products, aerospace, heavy-vehicle and process instrumentation, as well as a restriction in the ability of heavy-vehicle manufacturers to secure components manufactured by outside suppliers.

•	Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

•	The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations, such as trade restrictions or prohibitions; social and economic conditions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; the inability of the Company to obtain, or hedge, foreign currencies; and fluctuation in foreign currency exchange rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations; unstable governments and legal systems; and intergovernmental disputes.

•	Variation in the level of orders booked, which can be affected by general economic conditions, intensity of competition and continued marketplace acceptance of products.

•	Increased environmental compliance costs, and the potential costs associated with asbestos-related litigation.

•	Changes in income tax regulations or tax rates affecting the Company.

•	Increased corporate governance compliance costs.

The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

REPORT OF MANAGEMENT

      Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with accounting principles generally accepted in the United States consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

      In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. Management uses its best judgement in balancing the benefits of the system with its cost. Management believes that the Company’s system of internal control is effective and adequate to accomplish the above-described objectives.

      The Company’s independent auditors, Ernst & Young LLP, are engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. Their report is included on the next page.

      The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent auditors, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in this Proxy Statement. Both the independent auditors and internal auditors have direct access to the Audit Committee.

      Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and senior financial officers, as well as in other key policy statements publicized throughout the Company.

/s/ Frank S. Hermance
Frank S. Hermance
Chairman and Chief Executive Officer

/s/ John J. Molinelli Signature
John J. Molinelli
Executive Vice President — Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of AMETEK, Inc.

      We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Notes 1 and 6 to the consolidated financial statements, in 2002 AMETEK, Inc. changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 27, 2004, except for the fourth
paragraph of Note 7, pertaining to
the Company’s extension of its
Revolving Credit Facility, as to
which the date is February 25, 2004

AMETEK, Inc.

Consolidated Statement of Income

	Years Ended December 31,

	2003	2002	2001

	(In thousands, except per share amounts)
Net sales	$1,091,622	$1,040,542	$1,019,289

Operating expenses:
Cost of sales (excluding depreciation)	785,441	754,571	777,919
Selling, general and administrative	115,186	104,816	98,655
Depreciation	34,234	32,468	33,165

Total operating expenses	934,861	891,855	909,739

Operating income	156,761	148,687	109,550
Other income (expenses):
Interest expense	(26,017)	(25,181)	(27,913)
Other, net	(657)	(608)	2,725

Income before income taxes	130,087	122,898	84,362
Provision for income taxes	42,272	39,200	18,251

Net income	$87,815	$83,698	$66,111

Basic earnings per share(1)	$1.32	$1.27	$1.01

Diluted earnings per share(1)	$1.30	$1.24	$0.99

Weighted average common shares outstanding:(1)
Basic shares	66,294	65,836	65,676

Diluted shares	67,620	67,254	66,890

(1)	Amounts have been restated to reflect a two-for-one stock split effective February 27, 2004.

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

	December 31,

	2003	2002

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,313	$13,483
Marketable securities	8,573	8,320
Receivables, less allowance for possible losses	189,010	175,230
Inventories	143,359	129,451
Deferred income taxes	9,672	10,005
Other current assets	17,139	14,080

Total current assets	382,066	350,569
Property, plant and equipment, net	213,622	204,329
Goodwill, net of accumulated amortization	506,964	391,947
Other intangibles, investments and other assets	112,195	83,161

Total assets	$1,214,847	$1,030,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$106,774	$110,422
Accounts payable	96,582	81,108
Income taxes payable	11,936	3,287
Accrued liabilities	73,939	66,603

Total current liabilities	289,231	261,420
Long-term debt	317,674	279,636
Deferred income taxes	54,847	41,233
Other long-term liabilities	23,965	27,536
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 100,000,000 shares; issued: 2003 — 69,088,592 shares; 2002 — 67,766,358 shares(1)	345	339
Capital in excess of par value	33,194	14,045
Retained earnings	544,422	464,731
Accumulated other comprehensive losses	(19,196)	(34,719)
Less: Cost of shares held in treasury: 2003 — 2,106,082 shares; 2002 — 1,632,114 shares(1)	(29,635)	(24,215)

Total stockholders’ equity	529,130	420,181

Total liabilities and stockholders’ equity	$1,214,847	$1,030,006

(1)	Share amounts have been restated to reflect a two-for-one stock split effective February 27, 2004.

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

	Years Ended December 31,

	2003		2002		2001

	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity

	(In thousands)
Capital Stock
Preferred Stock, $.01 par value		$—		$—		$—

Common Stock, $.01 par value Balance at the beginning of the year		339		334		334
Shares issued		6		5		—

Balance at the end of the year		345		339		334

Capital in Excess of Par Value
Balance at the beginning of the year		14,045		683		2,248
Employee stock option, savings and award plans, including tax benefits		19,149		13,362		(1,565)

Balance at the end of the year		33,194		14,045		683

Retained Earnings
Balance at the beginning of the year		464,731		388,929		330,696
Net income	$87,815	87,815	$83,698	83,698	$66,111	66,111

Cash dividends paid		(8,124)		(7,896)		(7,878)

Balance at the end of the year		544,422		464,731		388,929

Accumulated Other Comprehensive Losses(1)
Foreign currency translation:
Balance at the beginning of the year		(22,429)		(32,891)		(30,467)
Translation adjustments	9,502	9,502	10,462	10,462	(2,424)	(2,424)

Balance at the end of the year		(12,927)		(22,429)		(32,891)

Minimum pension liability adjustment:
Balance at the beginning of the year		(12,280)		(4,680)		(169)
Adjustments during the year	4,610	4,610	(7,600)	(7,600)	(4,511)	(4,511)

Balance at the end of the year		(7,670)		(12,280)		(4,680)

Valuation adjustments for marketable securities and other:
Balance at the beginning of the year		(10)		548		471
(Increase) decrease in marketable securities(2)	1,411	1,411	(558)	(558)	77	77

Balance at the end of the year		1,401		(10)		548

Total other comprehensive income (loss) for the year	15,523		2,304		(6,858)

Total comprehensive income for the year	$103,338		$86,002		$59,253

Accumulated other comprehensive loss at the end of the year		(19,196)		(34,719)		(37,023)

Treasury Stock
Balance at the beginning of the year		(24,215)		(17,865)		(22,275)
Employee stock option, savings and award plans		428		996		16,038
Purchase of treasury stock		(5,848)		(7,346)		(11,628)

Balance at the end of the year		(29,635)		(24,215)		(17,865)

Total Stockholders’ Equity		$529,130		$420,181		$335,058

(1)	Amounts presented are net of tax based on an average tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

(2)	Includes reclassification adjustment for (losses) gains included in net income for 2003, 2002, and 2001 of $0.1 million, ($0.1) million, and $0.6 million, respectively.

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash provided by (used for):
Operating activities:
Net income	$87,815	$83,698	$66,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,473	32,950	46,450
Deferred income taxes	12,286	10,954	3,681
Changes in assets and liabilities (net of acquisitions):
Decrease in receivables	11,739	9,966	25,082
Decrease (increase) in inventories and other current assets	826	23,546	(6,139)
Increase (decrease) in payables, accruals, and income taxes	8,653	(20,754)	(24,422)
Decrease in other long-term liabilities	(653)	(71)	(6,537)
Pension contribution	(5,179)	(30,250)	(1,866)
Other	3,943	(6,376)	(1,226)

Total operating activities (before receivable securitization transactions)	154,903	103,663	101,134
Decrease in accounts receivable sold	—	—	(45,000)

Total operating activities	154,903	103,663	56,134

Investing activities:
Additions to property, plant and equipment	(21,326)	(17,374)	(29,415)
Purchase of businesses	(163,909)	—	(131,793)
Other	4,232	(2,355)	8,684

Total investing activities	(181,003)	(19,729)	(152,524)

Financing activities:
Net change in short-term borrowings	(3,467)	(59,012)	37,747
Additional long-term borrowings	76,223	—	73,321
Reduction in long-term borrowings	(48,790)	(23,751)	(721)
Repurchases of common stock	(5,848)	(7,346)	(11,628)
Cash dividends paid	(8,124)	(7,896)	(7,878)
Proceeds from stock options and other	16,936	13,415	12,501

Total financing activities	26,930	(84,590)	103,342

Increase (decrease) in cash and cash equivalents	830	(656)	6,952
Cash and cash equivalents:
Beginning of year	13,483	14,139	7,187

End of year	$14,313	$13,483	$14,139

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Significant Accounting Policies

Basis of Consolidation

      The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities, and Other Investments

      All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2003 and 2002, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available-for-sale”, although the Company may hold fixed-income securities until their maturity dates. The aggregate market value of such securities at December 31, 2003 and 2002 was: 2003 — $14.8 million ($13.4 million amortized cost) and 2002 — $13.9 million ($14.0 million amortized cost). The temporary unrealized gain or loss on such securities is recorded as a separate component of other comprehensive income (in stockholders’ equity) at December 31, 2003, and is not material. The Company recognized other-than-temporary impairment losses against earnings of $0.7 million in 2003 and $0.3 million in 2002. Certain of the Company’s other investments are accounted for by the equity method.

Inventories

      Inventories are stated at the lower of cost or market, cost being determined for the majority of inventories by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) value over the LIFO value at December 31, 2003 and 2002 was $26.8 million and $27.0 million, respectively.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

Revenue Recognition

      The Company generally recognizes revenue when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience, and are adjusted periodically to reflect actual expenses. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

warranty expenses. At December 31, 2003 and 2002, the accrual for future warranty obligations was $6.9 million and $6.4 million, respectively.

Research and Development

      Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2003 — $23.4 million, 2002 — $23.7 million, and 2001 — $22.6 million.

Earnings Per Share

      The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. The calculation of diluted earnings per share includes the effect of all potentially dilutive securities (primarily outstanding common stock options). The following table (computed on a post-stock split basis) presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

	2003	2002	2001
Weighted average shares (in thousands):
Basic shares	66,294	65,836	65,676
Stock option and award plans	1,326	1,418	1,214

Diluted shares	67,620	67,254	66,890

Foreign Currency Translation

      Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year.

      Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions generally are included in operating results for the year. Certain foreign currency transactions have been designated as hedges of an underlying item. Exchange gains and losses on those transactions are deferred in other comprehensive income to the extent they are effective as hedges.

Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosures, which amends SFAS 123, encourage entities to recognize compensation expense for stock-based employee compensation plans at fair value, but provide the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for stock-based compensation in accordance with APB 25. The exercise price of stock options, set at the time of the grant, is not less than the fair market value per share at the date of the grant. Had the Company applied the fair value recognition provisions of SFAS 123, pretax stock-based compensation expense would have increased $4.9 million, $4.5 million, and $3.2 million for 2003, 2002, and 2001, respectively. Diluted earnings per share would have been lower by $0.04, $0.03, and $0.03 on a post-stock split basis for the respective years. Options generally have a four-to ten-year vesting period from date of grant. Note 9 presents pro forma results of operations as if SFAS 123 had been used to account for stock-based compensation plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Financial Instruments

      The Company makes infrequent use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. Interest rate swap and cap agreements are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company’s exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt, and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest costs. There were no interest rate swap or cap agreements in place at, or during the years ended, December 31, 2003 or 2002. Foreign currency option contracts, foreign currency exchange contracts, and foreign currency swap agreements may be entered into to mitigate the translation exposure from investments in certain foreign subsidiaries. Foreign currency forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to foreign currency fluctuation. These contracts may be entered into for periods generally not exceeding one year. When present, all derivative financial instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. There was one forward contract outstanding at December 31, 2003, which was acquired with one of the 2003 acquisitions, for the purchase of certain inventories. The amount of the forward contract and the gain recognized in earnings on the underlying transactions were not material to the Company. The Company had no derivatives outstanding at December 31, 2002.

Goodwill and Other Intangible Assets

      Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis primarily over a 30-year period for all purchase business combinations made prior to July 1, 2001. Business combinations can also result in other intangible assets being recognized. Amortization of such intangible assets, if applicable, occurs over their estimated useful lives. SFAS No. 142 required companies to cease amortizing goodwill that existed at June 30, 2001, and established criteria for testing goodwill for impairment on at least an annual basis, or when events occur that might reduce the fair value of a reporting unit below its carrying value.

Reclassifications

      Certain amounts appearing in the prior year’s financial statements and supporting footnote disclosures have been reclassified to conform to the current year’s presentation.

2.     Stock Split (Subsequent to December 31, 2003)

      On January 27, 2004, the Company’s Board of Directors approved a two-for-one split of its common stock distributed on February 27, 2004, to shareholders of record on February 13, 2004. All share and per share amounts included in this report have been restated to reflect the stock split.

3.     Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) and subsequently revised it in December 2003 with the issuance of FIN 46-R. FIN 46-R requires a company to consolidate a variable interest entity if it is designated as a primary beneficiary of that entity even if the company does not have a majority voting interest in the entity. A variable interest entity is generally defined as an entity in which equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its own activities without additional financial support from other parties, or whose owners lack the risks

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and rewards of ownership. FIN 46-R also has a disclosure requirement for all variable interest entities of a company, even if the company is not the primary beneficiary. The Company is currently evaluating the impact of adopting FIN 46-R applicable to variable interest entities created prior to February 1, 2003 but does not expect a material impact upon its adoption.

      Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as a part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset’s useful life. The adoption of SFAS No. 143 had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 replaces Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Among other things, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date of an entity’s commitment to an exit plan, as under EITF Issue No. 94-3. The initial adoption of SFAS No. 146 had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN No. 45”) for guarantees issued or modified after December 31, 2002. FIN No. 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company does not provide significant guarantees on a routine basis. As a result, the adoption of FIN No. 45 did not have an impact on the Company’s financial statements. The disclosures required by FIN No. 45, are included in Note 16 of this Report, “Guarantees.”

      Effective December 31, 2003, the Company adopted EITF Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue 03-1 reached a consensus that the quantitative and qualitative disclosures presented in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are required for fiscal years ending after December 15, 2003, and that the disclosures will only be required for the latest year presented in the financial statements. The disclosures required by EITF Issue 03-1 are included in Note 1 of this Report, “Significant Accounting Policies.”

4.     Acquisitions

      In 2003, the Company made three acquisitions. In January 2003, the Company acquired Airtechnology Holdings Limited (Airtechnology) from Candover Partners Limited, for approximately 50 million British pounds sterling, or about $80 million in cash. Airtechnology is a supplier of motors, fans and environmental control systems for the aerospace and defense markets. Airtechnology is a part of the Company’s Electromechanical Group. In February 2003, the Company acquired Solidstate Controls, Inc. (SCI) from Marmon Industrial Companies LLC for approximately $34 million in cash. SCI is a leading supplier of uninterruptible power supply systems for the process and power generation industries. SCI is a part of the Company’s Electronic Instruments Group. In August 2003, the Company acquired Chandler Instruments Company, LLC. (Chandler Instruments), for approximately $49 million in cash. Chandler Instruments is a

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leading manufacturer of high-quality measurement instrumentation for the oil and gas industry. Chandler Instruments is a part of the Company’s Electronic Instruments Group. The aggregate purchase price paid for the 2003 acquisitions is subject to adjustment for finalization of the value of the net assets acquired.

      The operating results of the above acquisitions are included in the Company’s consolidated results from their respective dates of acquisition.

      The acquisitions have been accounted for using the purchase method in accordance with SFAS No. 141, “Business Combinations.” The following table presents the tentative allocation of the aggregate purchase price for the 2003 acquisitions based on their estimated fair values:

In millions

Net working capital	$10.3
Property, plant and equipment	15.8
Goodwill	107.9
Other intangible assets	29.9

Total net assets	$163.9

      The amount allocated to goodwill is reflective of the benefit the Company expects to realize from expanding its presence in high-end technical motors through Airtechnology, the process and power generation industries through SCI and the oil and gas production and refining markets through Chandler Instruments.

      Of the $29.9 million in other intangible assets, $15.0 million was assigned to intangibles with estimated remaining amortizable lives of up to 15 years. The remaining $14.9 million was assigned to infinite-lived intangibles other than goodwill.

      The Company is in the process of completing third-party valuations of certain tangible and intangible assets acquired with certain of the acquired businesses. Therefore, the allocation of purchase price is subject to revision.

      In 2001, the Company made three acquisitions. In May 2001, the Company acquired from SPX Corporation the assets of GS Electric, a leading U.S. manufacturer of universal and permanent magnet motors for the global floor care and other markets for approximately $32.0 million in cash. GS Electric is now part of the Company’s Electromechanical Group. In July 2001, the Company acquired EDAX, Inc., a leading manufacturer of analytic instrumentation, which complements the Company’s process and analytical instruments product lines, from Panta Electronics for approximately $37.0 million in cash. In December 2001, the Company acquired, from PerkinElmer, Inc., Instruments for Research and Applied Science (IRAS), a leading developer and manufacturer of advanced analytical instrumentation that is used in a number of applications including nuclear spectroscopy, research electrochemistry and electronic signal processing for approximately $63.0 million. EDAX and IRAS are now part of the Company’s Electronic Instruments Group. Together with the EDAX acquisition, IRAS greatly expands the Company’s presence in the laboratory and research markets.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides pro forma results of operations for the year ended December 31, 2002, as if the 2003 acquisitions had been made as of January 1, 2002. The pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisitions had been completed on the date indicated. Pro forma net sales, net income and diluted earnings per share would not have been materially different than the amounts reported in the consolidated statement of income for the year ended December 31, 2003.

Pro Forma Results
of Operations
Year Ended
December 31, 2002

(In millions,
except per share)
Net sales	$1,150.2
Net income	$87.6
Diluted earnings per share	$1.30

      Had the 2001 acquisitions been made at the beginning of 2001, pro forma net sales for 2001 would have been $1,106.3 million. Pro forma net income, after giving effect to the amortization of goodwill, and diluted earnings per share would not have been materially different, as a result of the acquisitions, for the year.

5.     Other Balance Sheet Information

	2003	2002

	(In thousands)
INVENTORIES
Finished goods and parts	$29,334	$26,819
Work in process	35,105	33,054
Raw materials and purchased parts	78,920	69,578

	$143,359	$129,451

PROPERTY, PLANT AND EQUIPMENT, at cost
Land	$13,584	$9,224
Buildings	131,145	116,977
Machinery and equipment	495,196	461,130

	639,925	587,331
Less accumulated depreciation	(426,303)	(383,002)

	$213,622	$204,329

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002

	(In thousands)
OTHER ASSETS
Other intangibles, at cost:
Patents	$24,018	$23,176
Trademarks and tradenames	16,502	477
Other acquired intangibles	52,577	38,843
Less accumulated amortization	(58,651)	(59,582)

	34,446	2,914
Investments	14,475	13,658
Insurance company deposits	20,383	18,383
Other	42,891	48,206

	$112,195	$83,161

ACCRUED LIABILITIES
Accrued employee compensation and benefits	$27,260	$25,328
Other	46,679	41,275

	$73,939	$66,603

	2003	2002	2001

	(In thousands)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at beginning of year	$7,248	$7,642	$4,318
Additions charged to expense	2,293	2,377	4,135
Recoveries credited to allowance	74	69	143
Write-offs	(2,591)	(3,031)	(1,264)
Allowance acquired with new businesses	332	—	322
Currency translation adjustment and other	832	191	(12)

Balance at end of year	$8,188	$7,248	$7,642

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Goodwill

      Effective January 1, 2002, the Company ceased the amortization of goodwill in accordance with SFAS No. 142. Results adjusted to exclude amounts no longer being amortized, are as follows (in thousands, except per share amounts):

	2003	2002	2001

Reported net income	$87,815	$83,698	$66,111
Add back goodwill amortization, net of tax	—	—	10,182

Adjusted net income	$87,815	$83,698	$76,293

Basic earnings per share as reported	$1.32	$1.27	$1.01
Goodwill amortization, net of tax	—	—	0.15

Adjusted basic earnings per share	$1.32	$1.27	$1.16

Diluted earnings per share as reported	$1.30	$1.24	$0.99
Goodwill amortization, net of tax	—	—	0.15

Adjusted diluted earnings per share	$1.30	$1.24	$1.14

      As of December 31, 2003 and 2002, goodwill by segment was: Electronic Instrument Group (EIG) — $309.0 million and $244.1 million; Electromechanical Group (EMG) — $197.9 million and $147.8 million. Changes in the carrying value of goodwill during 2003 were the result of the three acquisitions, described in Note 4, and the translation effect of changes in foreign currency exchange rates during the year.

      Goodwill is subject to annual impairment testing as required under SFAS No. 142. The Company conducts this review for impairment for all of its reporting units during the fourth quarter of its fiscal year. The results of this review in the fourth quarter of 2003 determined that the Company’s goodwill was not impaired.

7.     Debt

      At December 31, 2003 and 2002, long-term debt consisted of the following:

	December 31,

	2003	2002

	(In thousands)
5.96% and 7.20% Senior Notes due in 2010 and 2008, respectively	$314,295	$225,000
Accounts receivable securitization due 2004	64,000	65,000
Revolving credit loans due 2006	36,000	88,000
Other, principally foreign	10,153	12,058

	424,448	390,058
Less: current portion	(106,774)	(110,422)

Total long-term debt	$317,674	$279,636

      Maturities of long-term debt outstanding at December 31, 2003 are as follows: $0.1 million in 2005; $0.4 million in 2006; $0.4 million in 2007; $225.3 million in 2008; $0.3 million in 2009; and $91.1 million in 2010 and thereafter. The Company’s senior notes and its revolving credit loans have equal priority with respect to liquidation preference.

      In September 2003, the Company issued 50 million British pound sterling (approximately $80 million) senior notes due in 2010.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has an unsecured $300 million Revolving Credit Facility which had an original expiration date of September 17, 2006. On February 25, 2004, the agreement was amended to change the expiration date to February 25, 2009. Except for the new 5-year term, the Credit Facility is essentially the same as the original agreement. Interest rates on outstanding loans under the Revolving Credit Facility are either at the London Interbank Offered Rate (LIBOR) plus a negotiated spread over LIBOR, or at the U.S. prime rate plus a spread. At December 31, 2003, the Company had $36.0 million in revolving credit loans outstanding, at a blended rate of 2.4%, all of which is included in short-term borrowings. At December 31, 2003, $239.1 million was unused and available under the Revolving Credit Facility. The Company also had outstanding letters of credit totaling $24.9 million at December 31, 2003.

      The Revolving Credit Facility places certain restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Revolving Credit Facility also places certain restrictions on certain cash payments, including the payment of dividends. At December 31, 2003, retained earnings of approximately $24.6 million were not subject to the dividend limitation.

      The Company’s accounts receivable financing agreement with a bank, which expires in 2004, provides for borrowings of up to $75 million against its trade accounts receivable. At December 31, 2003 and 2002, $64.0 million and $65.0 million, respectively, was borrowed under this secured credit facility. The weighted average interest rate on the amount outstanding under the accounts receivable securitization at December 31, 2003 and 2002 was 1.8% and 2.1%, respectively.

      Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $34.1 million, of which $8.7 million was outstanding at December 31, 2003, including $2.6 million reported in long-term debt.

      The weighted average interest rate on total debt outstanding at December 31, 2003 and 2002 was 5.6% and 5.4%, respectively.

8.     Stockholders’ Equity

      In 2003, the Company repurchased 380,000 shares (on a post-stock split basis) of its common stock, under a previous share repurchase authorization at a total cost of $5.8 million. This compares with repurchases of 473,800 shares at a total cost of $7.3 million in 2002. In March 2003, the Company’s Board of Directors authorized a new $50 million share repurchase program, adding to the remainder of the previous share repurchase program. At December 31, 2003, approximately $52.4 million of the current share purchase authorization was unexpended. At December 31, 2003, the Company held approximately 2.1 million shares in its treasury at a cost of $29.6 million compared with approximately 1.6 million shares at a cost of $24.2 million at the end of 2002. The number of shares outstanding at December 31, 2003 was 67.0 million shares, compared with 66.1 million shares at December 31, 2002.

      The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one-half of a Right for each share of Company common stock owned. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Stock Option and Award Plans

      The information that follows gives effect to the two-for-one stock split in February 2004.

      The Company’s 2002 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock to eligible employees and nonemployee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company’s 1999 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock. The Company’s 1997 Stock Incentive Plan permits the grant of up to 7.6 million shares of common stock. Stock options may be granted as non-qualified stock options or as incentive stock options.

      Restricted awards of the Company’s common stock are made to eligible employees and non-employee directors at such cost to the grantee as the stock option committee of the Board of Directors may determine. Such shares are issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon issuance of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the grantee at the date of grant, is charged to stockholders’ equity and is amortized to expense over the periods until the restrictions lapse. Three hundred thousand shares of restricted stock that were granted to the Company’s Chairman and Chief Executive Officer in 2000 vested in the third quarter of 2003 and the unamortized compensation expense totaling $2.1 million was charged to expense. There was no restricted stock outstanding at December 31, 2003. No restricted stock awards were granted in 2003 or 2002. Under the terms of the existing Stock Incentive Plans, at December 31, 2003, 777,106 additional shares of restricted stock may be granted. In January 2004, the Company adopted a change in its long-term incentive compensation program for officers and other senior managers to grant approximately 50% of its long-term incentive awards as restricted stock and 50% as stock options, rather than primarily stock options as it had previously. This change becomes effective in 2004.

      In 2003, the Company reserved 17,094 shares of common stock, and there were reductions for retirements and terminations which totaled 5,414 shares, under a Supplemental Executive Retirement Plan (“SERP”), bringing the total number of shares reserved to 172,480 shares of common stock as of December 31, 2003. Charges to expense under the SERP, not significant in amount, are considered pension expense (see Note 12), with the offsetting credit reflected in stockholders’ equity.

      At December 31, 2003, 8,615,898 (9,938,132 in 2002) shares of common stock were reserved for issuance, including stock options outstanding, under the 2002, 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four- to ten-year periods from dates of grant. The Company had no stock appreciation rights outstanding at December 31, 2003 or 2002. Stock appreciation rights, if and when issued, are exercisable for cash and/or shares of the Company’s common stock when the related option is exercised. A charge to income would be made for these rights and the related options.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2003		2002		2001

	Shares	Price Range	Shares	Price Range	Shares	Price Range

Outstanding at beginning of year	5,128,948	$7.07-$19.34	5,107,216	$7.07-$15.32	5,913,190	$5.80-$15.17
Granted	1,129,900	$18.06-$18.06	1,074,200	$18.82-$19.34	1,011,300	$13.14-$15.32
Exercised	(1,322,234)	$7.07-$18.82	(940,612)	$7.07-$15.17	(1,640,424)	$5.80-$15.17
Canceled	(111,956)	$9.97-$19.34	(111,856)	$10.00-$18.82	(176,850)	$9.97-$14.55

Outstanding at end of year	4,824,658	$7.07-$18.82	5,128,948	$7.07-$19.34	5,107,216	$7.07-$15.32

Exercisable at end of year	2,284,860	$7.07-$18.82	2,635,734	$7.07-$15.32	2,475,752	$7.07-$15.17

      The following table summarizes information pertaining to the Company’s stock options outstanding at December 31, 2003:

			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Options	Exercise	Contractual	Options	Exercise
Range of Exercise Prices	Outstanding	Price	Life (Years)	Exercisable	Price

$ 7.07-$11.60	1,374,920	$9.32	2.7	1,187,970	$9.20
$11.61-$15.47	1,358,782	$13.53	3.3	872,482	$13.79
$15.48-$18.82	2,090,956	$18.42	5.9	224,408	$18.82

	4,824,658	$14.45	4.3	2,284,860	$11.90

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for its stock option plans, which recognizes expense based on the intrinsic value of the award at the date of grant. Since stock options have been issued with the exercise price per share equal to the fair market value per share at the date of grant, no compensation expense has resulted. Had the Company accounted for stock options in accordance with the fair value method prescribed by SFAS No. 123 “Accounting for Stock-Based Compensation,” the Company would have reported the following pro forma results for the years ended December 31, 2003, 2002, and 2001:

	2003	2002	2001

	(In thousands, except per share data)
Net income
Net income, as reported	$87,815	$83,698	$66,111
Add: Stock-based employee compensation expense included in reported net income	2,425	612	612
Deduct: Total stock-based compensation expense determined under the fair-value-based method for all awards, net of tax	(6,050)	(3,933)	(2,889)

Pro forma net income	$84,190	$80,377	$63,834

Net income per share:
Basic:
As reported	$1.32	$1.27	$1.01
Pro forma	1.27	1.22	0.97
Diluted:
As reported	1.30	1.24	0.99
Pro forma	1.26	1.21	0.96

      The weighted average fair value of each option grant on the grant date was $6.19 for 2003, $6.54 for 2002, and $4.44 for 2001. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

	2003	2002	2001

Expected life (years)	5.0	5.0	5.0
Expected volatility	37.0%	36.4%	35.3%
Dividend yield	0.66%	0.69%	0.85%
Risk-free interest rate	2.63%	3.25%	3.50%

10.     Leases

      Minimum aggregate rental commitments under non-cancellable leases in effect at December 31, 2003 (principally for production and administrative facilities and equipment) amounted to $25.8 million, consisting of annual payments of $6.3 million in 2004, $5.3 million in 2005, $4.3 million in 2006, $2.9 million in 2007, $2.5 million in 2008 and $4.5 million in 2009 and thereafter. Rental expense was $9.0 million in 2003, $8.5 million in 2002 and $8.9 million in 2001.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes

      The components of income before income taxes and the details of the provision for income taxes are as follows:

	2003	2002	2001

	(In thousands)
Income before income taxes:
Domestic	$100,116	$113,351	$85,597
Foreign	29,971	9,547	(1,235)

Total	$130,087	$122,898	$84,362

Provision for income taxes:
Current:
Federal	$17,492	$19,354	$14,721
Foreign	11,105	4,942	2,519
State	1,605	3,950	(1,469)

Total current	30,202	28,246	15,771

Deferred:
Federal	12,393	11,423	3,373
Foreign	(2,261)	(363)	(1,590)
State	1,938	(106)	697

Total deferred	12,070	10,954	2,480

Total provision	$42,272	$39,200	$18,251

      Significant components of the Company’s deferred tax (asset) liability as of December 31 are as follows:

	2003	2002

	(In thousands)
Current deferred tax asset:
Reserves not currently deductible	$(5,520)	$(6,354)
Other	(4,152)	(3,651)

Net current deferred tax asset	(9,672)	(10,005)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	28,276	26,102
Purchased tax benefits	-	3,383
Reserves not currently deductible	(4,939)	(7,486)
Pensions	14,861	13,941
Amortization of acquired intangible assets	15,325	4,706
Other	1,324	587

Noncurrent deferred tax liability	54,847	41,233

Net deferred tax liability	$45,175	$31,228

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

	2003(a)	2002(a)	2001(a)(b)

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.8	2.0	(0.9)
Tax benefits from qualified export sales	(3.3)	(3.9)	(5.0)
Differences between U.S. and foreign tax rates	0.7	1.0	2.1
Goodwill amortization	-	-	2.8
Settlement of prior years’ tax audits	(1.1)	-	(11.6)
Other	(0.6)	(2.2)	(0.8)

	32.5%	31.9%	21.6%

(a)	Includes the reversal of certain prior years’ excess federal and state income tax accruals.

(b)	At year-end 2001, U.S. tax authorities closed several open years for which the Company’s income tax returns were under examination. As a result, the Company recognized a tax benefit of $10.5 million after tax. The benefit consisted of tax refunds received of $4.4 million (including interest) and the reversal of certain federal and state tax accruals totaling $6.1 million associated with the closed years.

      During 2003, the Company fully utilized available operating loss carryforwards from prior years, which totaled $0.9 million. At December 31, 2003, the Company had no net operating loss carryforwards to offset future taxable income.

      Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $60.8 million at December 31, 2003. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. deferred taxes has been made. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable.

12.     Retirement and Pension Plans

      The Company sponsors several retirement and pension plans in the U.S. and in certain foreign countries covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. Following is a brief description of each of the Company’s retirement and pension plans.

      The Company maintains noncontributory defined benefit pension plans. Benefits for eligible U.S. and foreign salaried and hourly employees are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits in accordance with legal funding requirements. Assets of these plans are invested in a variety of equity and debt instruments and in pooled temporary funds, as well as in the Company’s common stock.

      The Company also sponsors a 401(k) retirement and savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

      The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under this retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employee’s salary. Employees of certain of the Company’s foreign operations participate in various local plans that in the aggregate are not significant.

      The Company also has a defined contribution retirement plan for most of its acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant’s base compensation.

      The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former employees of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the employee. The Company is providing for these obligations by charges to earnings over the applicable periods.

      The Company uses a measurement date of December 31 for its U.S. pension plans.

      The following tables provide information on benefit obligations and fair value of plan assets for the funded and unfunded U.S. defined benefit plans for 2003 and 2002:

	2003	2002

	(In thousands)
Change in projected benefit obligation (“PBO”):
Net projected benefit obligation at beginning of year	$302,595	$285,570
Service cost	4,325	4,349
Interest cost	20,226	20,213
Plan amendments	—	1,212
Actuarial loss	20,883	10,457
Gross benefits paid	(19,572)	(19,206)

Net projected benefit obligation at end of year	$328,457	$302,595

      The accumulated benefit obligation (“ABO”) at the end of 2003 and 2002 consisted of the following:

	2003	2002

	(In thousands)
Funded plans	$311,765	$288,319
Unfunded plans	4,671	4,481

Total	$316,436	$292,800

	2003	2002

	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$279,047	$291,188
Actual return on plan assets	53,534	(23,185)
Employer contributions	5,179	30,250
Gross benefits paid	(19,572)	(19,206)

Fair value of plan assets at end of year	$318,188	$279,047

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On an ABO basis, in the aggregate the Company’s funded U.S. defined benefit pension plans were 102% funded at December 31, 2003, compared with 97% funded at December 31, 2002. For a presentation of the plans whose ABO exceeds the fair value of the plan assets, see page B-40.

Weighted-average assumptions used to determine end-of-year benefit obligations:

	2003	2002

Discount rate	6.25%	6.75%
Rate of compensation increase (where applicable)	3.50%	3.50%

      The asset allocation for the Company’s U.S. defined benefit pension plans at December 31, 2003 and 2002, and the target allocation for 2004 by asset category, follows. The Company periodically reviews its asset allocation taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges, and, when necessary, rebalancing will occur.

		Percent of
		Plan Assets
		at
	Target Allocation	December 31

Asset Category	2004	2003	2002

Equity securities	50-70%	59%	54%
Debt securities	20-40%	30%	38%
Real estate	—	—	—
Other(a)	5-15%	11%	8%

Total		100%	100%

(a)	Amount in 2003 includes a 9% investment in alternative assets consisting of diversified hedge funds. Amounts in 2003 and 2002 also include cash and cash equivalents.

      The fair value of plan assets for these plans was $318.2 million and $279.0 million at December 31, 2003 and 2002, respectively. The expected long-term rate of return on these plan assets was 8.90% in 2003 and 9.25% in 2002. Equity securities include AMETEK, Inc. common stock in the amount of $27.6 million (8.6% of total plan investments) and $22.0 million (7.9% of total plan investments) at December 31, 2003 and 2002, respectively.

      The objectives of the AMETEK, Inc. defined benefit plans’ investment strategy are to maximize the plans’ funded status over the long term and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential.

      The equity portfolio will be diversified by market capitalization and style. The equity portfolio may also include an international component.

      The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio will be diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

      Certain investments are prohibited, including venture capital, private placements, unregistered or restricted stock, margin trading, commodities, limited partnerships, short selling, and rights and warrants.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Swaps, options, forwards and futures may be used to avoid market exposure, and to manage foreign currency exposure.

      Based on current economic conditions, AMETEK estimates that it will make cash contributions of approximately $5 to $6 million to its worldwide defined benefit pension plans in 2004.

      The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002 for the Company’s U.S. plans:

	2003	2002

	(In thousands)
Funded status asset (liability):
Fair value of plan assets	$318,188	$279,047
Projected benefit obligation	(328,457)	(302,595)

Funded status at end of year (PBO basis)	(10,269)	(23,548)
Unrecognized net actuarial loss	62,224	74,912
Unrecognized prior service cost	2,935	4,027
Unrecognized net transition (asset) obligation	(31)	32

Net amount recognized at end of year	$54,859	$55,423

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$59,078	$59,509
Accrued benefit cost	(4,219)	(4,086)
Additional minimum liability	(12,603)	(21,010)
Intangible asset	803	2,117
Accumulated other comprehensive loss (a)	7,670	12,280
Deferred tax benefit on (a) above	4,130	6,613

Net amount recognized at end of year	$54,859	$55,423

      At the end of 2003 and 2002, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows (in thousands):

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds Fair		Obligation Exceeds
	Value of Assets		Fair Value of Assets

	2003	2002	2003	2002

Projected benefit obligation	$89,645	$266,496	$77,649	$84,889
Accumulated benefit obligation	87,599	256,678	76,894	84,074
Fair value of plan assets	73,491	242,241	61,946	66,513

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides the components of net periodic benefit expense (income) for the Company’s U.S. based pension plans for the three years ended December 31:

	2003	2002	2001

	(In thousands)
Defined benefit plans:
Service cost	$4,325	$4,349	$4,422
Interest cost	20,226	20,213	20,331
Expected return on plan assets	(23,979)	(26,365)	(28,257)
Net amortization:
Transition obligation (asset)	23	(132)	(592)
Prior service cost	623	527	467
Actuarial loss (gain)	4,311	217	(1,047)

SFAS No. 87 expense	5,529	(1,191)	(4,676)
SFAS No. 88 curtailment charge	984	39	—

Total net periodic benefit expense (income)	6,513	(1,152)	(4,676)

Other plans:
Defined contribution plans	6,721	6,674	5,390
Supplemental retirement plan	400	416	416
Foreign plans and other	1,781	1,415	2,009

Total other plans	8,902	8,505	7,815

Total net pension expense	$15,415	$7,353	$3,139

      The weighted-average assumptions used to determine the above net periodic expense (income) were:

	2003	2002	2001

Discount rate	6.75%	7.25%	8.00%
Expected return on plan assets	8.90%	9.25%	9.25%
Rate of compensation increase (where applicable)	3.50%	4.00%	4.75%

      The expected return on plan assets assumption was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and expectations of projected future investment returns. The estimates of future capital market returns by asset category are lower than the actual long-term historical returns. The current low interest rate environment influences this outlook. Therefore, the assumed rate of return selected for 2004 of 8.90% is lower than the rate that would have been selected based solely on the fund’s historical return.

	Funded Plans	Unfunded Plans
	From Pension	From Company
Estimated future benefit payments (in thousands):	Trust Assets	Assets

2004	$19,915	$295
2005	20,170	285
2006	20,537	275
2007	21,154	264
2008	21,546	252
2009-2013	114,238	1,060

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with its acquisition of United-Kingdom-based Airtechnology in January 2003, the Company acquired a contributory defined benefit pension plan covering eligible salaried and hourly employees, and former employees of Airtechnology.

      Information relative to the Airtechnology pension plan, prepared in accordance with SFAS No. 87, is as follows:

December 31, 2003

(In thousands)
Funded status:
Fair value of plan assets	$12,155
Projected benefit obligation	(17,782)

Funded status and net amount recognized at end of year	$(5,627)

Year Ended
December 31, 2003

(In thousands)
Pension expense:
Service cost	$840
Interest cost	784
Expected return on plan assets	(654)

Total	$970

      The above amounts were determined based on an assumed discount rate of 5.50% and an expected return on plan assets of 7.20%.

      The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of (a) an interest-bearing fund, benefits from which are payable out of the general assets of the Company, or (b) a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $4.3 million and $2.8 million at December 31, 2003 and 2002, respectively. Initial employee deferrals began January 1, 2000. Administrative expense for the plan is borne by the Company and is not significant.

      The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of employees. Benefits under these arrangements are not significant. The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits, which are not significant in amount, are accounted for on the accrual basis of accounting.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Financial Instruments

      The Company makes limited use of derivative financial instruments, and does not use them for trading purposes. Such instruments are generally used to manage well-defined interest rate risks and to hedge firm commitments related to certain export sales denominated in a foreign currency.

      Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on the Company’s borrowings. Accordingly, the Company may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. During 2003 and 2002, no such agreements were outstanding.

      Cross-currency and interest rate agreements may be used to hedge a portion of the Company’s net investment in certain foreign subsidiaries. During 2003 and 2002, no such agreements were outstanding.

      Forward currency contracts may be entered into from time to time to hedge certain firm inventory purchases and export sales commitments denominated in foreign currencies. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar inflows and outflows resulting from the purchase of certain inventories or the sales to foreign customers will be adversely affected by changes in exchange rates. The terms of the currency contracts are dependent on the firm commitment and generally do not exceed one year. Deferred gains and losses on such contracts are recognized in operations as the related purchases and sales occur. During 2003, the Company was party to one forward contract for the purchase of certain inventories in connection with one of its 2003 acquisitions. The amounts involved are not material to the Company. During 2002, the Company was not party to any forward currency contracts.

      The estimated fair values of the Company’s other financial instruments are compared below to the recorded amounts at December 31, 2003 and 2002. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2003 and 2002 in the accompanying balance sheet.

	Asset (Liability)

	December 31, 2003		December 31, 2002

	Recorded		Recorded
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Fixed-income and equity investments	$15,038	$15,038	$13,657	$13,657
Short-term borrowings	$(105,328)	$(105,328)	$(108,557)	$(108,557)
Long-term debt (including current portion)	$(319,120)	$(339,933)	$(281,501)	$(289,812)

      The fair value of fixed-income investments is based on quoted market prices. The fair value of equity investments is based on amounts reported by the investee. The fair value of short-term borrowings is based on the carrying value at year-end. The fair value of the Company’s long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

14.	Additional Income Statement and Cash Flow Information

      Included in other income are interest and other investment income of $1.0 million, $0.9 million, and $2.0 million for 2003, 2002, and 2001, respectively. Income taxes paid in 2003, 2002, and 2001 were $25.1 million, $26.9 million, and $27.6 million, respectively. Cash paid for interest was $24.1 million, $24.0 million, and $27.5 million in 2003, 2002, and 2001, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Business Segment and Geographic Information

Descriptive Information About Reportable Segments

      The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company organizes its businesses primarily on the basis of product type, production processes, distribution methods, and management organizations.

      The Electronic Instruments Group produces instrumentation for various electronic applications that service certain types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow, and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries, and instruments and complete instrument panels for heavy trucks and heavy construction and agricultural vehicles. The Group also manufactures high-temperature-resistant and corrosion-resistant materials, as well as thermoplastic compounds for automotive, appliance, and telecommunications applications.

      The Electromechanical Group produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment, fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products. Sales of electric motors, blowers, and fans represented 42.2% in 2003, 41.7% in 2002, and 44.1% in 2001 of the Company’s consolidated net sales.

Measurement of Segment Results

      Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2003	2002	2001

	(In thousands)
Net sales:
Electronic Instruments	$561,879	$539,448	$499,528
Electromechanical	529,743	501,094	519,761

Total consolidated	$1,091,622	$1,040,542	$1,019,289

Operating income and income before income taxes:
Operating income:
Electronic Instruments	$94,976	$87,485	$57,035
Electromechanical	84,151	80,225	70,638

Total segment operating income	179,127	167,710	127,673
Corporate administrative and other expenses	(22,366)	(19,023)	(18,123)

Consolidated operating income	156,761	148,687	109,550
Interest and other expenses, net	(26,674)	(25,789)	(25,188)

Consolidated income before income taxes	$130,087	$122,898	$84,362

Assets:
Electronic Instruments	$597,845	$507,358
Electromechanical	522,306	427,630

Total segments	1,120,151	934,988
Corporate	94,696	95,018

Total consolidated	$1,214,847	$1,030,006

Additions to property, plant and equipment:(1)
Electronic Instruments	$16,209	$11,364	$17,287
Electromechanical	18,053	7,239	16,229

Total segments	34,262	18,603	33,516
Corporate	893	873	1,888

Total consolidated	$35,155	$19,476	$35,404

Depreciation and amortization:(2)
Electronic Instruments	$14,200	$13,403	$19,824
Electromechanical	21,013	19,238	26,435

Total segments	35,213	32,641	46,259
Corporate	260	309	191

Total consolidated	$35,473	$32,950	$46,450

(1)	Includes $13.9 million in 2003, $2.1 million in 2002, and $6.0 million in 2001 from acquired businesses.

(2)	2001 includes goodwill amortization of $11.9 million. Goodwill amortization is not permitted after 2001 in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

      Information about the Company’s operations in different geographic areas for the years ended December 31, 2003, 2002, and 2001 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2003	2002	2001

	(In thousands)
Net sales:
United States	$655,952	$687,166	$698,044

International(a):
United Kingdom	66,068	35,966	31,172
European Union countries	160,424	122,821	119,566
Asia	96,256	99,710	74,197
Other foreign countries	112,922	94,879	96,310

Total international	435,670	353,376	321,245

Total consolidated	$1,091,622	$1,040,542	$1,019,289

Long-lived assets:
United States	$584,837	$523,291

International(b):
United Kingdom	90,985	6,485
European Union countries	58,072	52,524
Asia	6,080	5,106
Other foreign countries	21,812	20,621

Total international	176,949	84,736

Total consolidated	$761,786	$608,027

(a)	Includes U.S. export sales of $200.8 million in 2003, $192.0 million in 2002, and $170.0 million in 2001.

(b)	Represents long-lived assets of foreign-based operations only.

16.	Guarantees

      The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. The maximum amount of future payment obligations relative to these various guarantees was approximately $42.7 million, and the outstanding liability under those guarantees was approximately $28.6 million, which is recorded in the consolidated balance sheet at December 31, 2003. These guarantees expire from 2004 through 2006.

Indemnifications

      In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations, or retention of previously existing

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers who are or were serving at the Company’s request in such capacities. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its results of operations, financial position, or cash flows.

Product Warranties

      The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

      The change in the carrying amount of the Company’s accrued product warranty obligation from December 31, 2002 to December 31, 2003 was as follows (in thousands):

Balance as of December 31, 2002	$6,432
Accruals for warranties issued during the period	5,315
Settlements made during the period	(5,673)
Changes in liability for pre-existing warranties, including expirations during the period	(478)
Warranty accruals related to 2003 acquisitions	1,299

Balance as of December 31, 2003	$6,895

      Certain settlements of warranties made during the period were for specific non-recurring warranty obligations.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In thousands, except per share amounts)
2003
Net sales	$267,531	$276,870	$267,781	$279,440	$1,091,622
Operating income	$36,677	$38,740	$39,479	$41,865	$156,761
Net income	$19,718	$21,816	$21,918	$24,363	$87,815
Basic earnings per share(a)(b)	$0.30	$0.33	$0.33	$0.36	$1.32
Diluted earnings per share(a)(b)	$0.29	$0.32	$0.32	$0.36	$1.30
Dividends paid per share(b)	$0.03	$0.03	$0.03	$0.03	$0.12
Common stock trading range:(b)(c)
High	$20.05	$19.62	$22.38	$24.43	$24.43
Low	$14.75	$16.40	$18.35	$21.46	$14.75

2002
Net sales	$263,558	$267,426	$256,995	$252,563	$1,040,542
Operating income	$36,434	$37,704	$38,060	$36,489	$148,687
Net income	$19,665	$21,325	$21,381	$21,327	$83,698
Basic earnings per share(a)(b)	$0.30	$0.32	$0.32	$0.32	$1.27
Diluted earnings per share(a)(b)	$0.29	$0.32	$0.32	$0.32	$1.24
Dividends paid per share(b)	$0.03	$0.03	$0.03	$0.03	$0.12
Common stock trading range:(b)(c)
High	$20.10	$20.36	$18.70	$19.45	$20.36
Low	$14.25	$17.57	$13.90	$13.08	$13.08

(a)	The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company’s purchasing shares of its outstanding common stock.

(b)	Amounts were restated to reflect a two-for-one stock split effective February 27, 2004.

(c)	Trading ranges are based on the New York Stock Exchange composite tape.

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
HELD AT
J. P. MORGAN CHASE & CO.
11th FLOOR CONFERENCE CENTER
270 PARK AVENUE
NEW YORK, NY 10017
(212) 270-6000

J. P. Morgan Chase & Co.’s 270 Park Avenue location is in midtown Manhattan and accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions:

Directions from New Jersey

Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Connecticut

Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Long Island

Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.

May 18, 2004

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -	COMPANY NUMBER

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

- OR -

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE								☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:	2.	PROPOSAL TO AUTHORIZE AND APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000.	☐	☐	☐

☐	FOR ALL NOMINEES	O Lewis G. Cole O Charles D. Klein	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

INSTRUCTION:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR PROPOSALS (2) AND (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder		Date:		Signature of Stockholder			Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via Email.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 2:00 p.m. on Tuesday, May 18, 2004, at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017. Please see your proxy statement for directions should you wish to attend the meeting.

AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Londra or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 18, 2004, at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 18, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE								☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:		NOMINEES:	2.	PROPOSAL TO AUTHORIZE AND APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000.	☐	☐	☐

☐	FOR ALL NOMINEES	O Lewis G. Cole O Charles D. Klein	3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

INSTRUCTION:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR PROPOSALS (2) AND (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder		Date:		Signature of Stockholder			Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Londra or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, May 18, 2004, at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE